EXHIBIT 10.12

CENTER 21 OFFICE LEASE

THIS OFFICE LEASE (this “Lease”) is made as of July 23, 2009 (the “Effective Date”), by and between Landlord and Tenant, upon the following terms and conditions:

SECTION 1: BASIC LEASE PROVISIONS.

These Basic Lease Provisions set forth the basic terms of this Lease. In the event of any inconsistency between the terms set forth in these Provisions and any other provision of this Lease, the Basic Lease Provisions shall prevail.

1.1	Tenant:	Name:	PANDORA MEDIA, INC., a California corporation

		Address for Notices:	2101 Webster Street Oakland, California 94612
			Attention: Telephone Fax:	Etienne Handman, Chief Operating Officer (510) 451-4100 x441 (510) 451-4286

1.2	Landlord:	Name:	CIM/OAKLAND CENTER 21, LP, a Delaware limited partnership

		Address for Notices:	6922 Hollywood Boulevard, Suite 900 Los Angeles, California 90028
			Attention: Telephone: Fax:	Avi Shemesh (323) 860-4900 (323) 860-4901

1.3	Premises:	Suite 1650 on the sixteenth (16th) floor of the 2101 Webster Building, as shown on Exhibit “A” attached hereto (the “Premises”). The Premises contain 14,644 rentable square feet of area.

1.4	Project:	That certain office project in the City of Oakland, California known as “Center 21” and comprised of (i) a 20 story building located at 2101 Webster Street, Oakland California (the “2101 Webster Building”), and (ii) a nine story building located at 2100 Franklin Street (the “2100 Franklin Building”, and together with the 2101 Webster Building, collectively, the “Buildings”), (iii) a subterranean parking garage underneath the Buildings (the “Underground Parking Garage”) and (iv) a multi-story parking structure located at 2353 Webster Street (the “Parking Structure”). The Buildings are constructed such that they join each other along the north wall of the 2101 Webster Building and the south wall of the 2100 Franklin Building, and are capable of sharing floor plates across the span of both Buildings, although on some floors it is possible that a separate wall will remain in place between the Buildings if the floors in question will be occupied by multiple tenants.

1.5	Tenant’s Proportionate Share:	The percentage that the rentable square footage of the Premises bears to the entire rentable square footage of the Project.

1.6	Term:

Five (5) Lease Years, measured from the Commencement Date.

Commencement Date: The earlier of: (i) Tenant’s commencement of business operations in the Premises; and (ii) October 1, 2009.

Expiration Date: The last day of the month in which the fifth (5th) anniversary of the Commencement Date occurs.

1.7	Base Rent:	Annual Rent	Monthly Rent	Monthly PSF Rent

$465,679.20	$38,806.60	$2.65
$474,465.60	$39,538,80	$2.70
$485,009.28	$40,417.44	$2.76
$493.795.68	$41,149.64	$2.81
$507,853.92	$42,321.16	$2.89

1.8	Security Deposit:	$317,500. See Section 3.4.

1.9	Base Year:	2009.

1.10	Permitted Use:	General office use associated with the use as a streaming music radio service, in compliance with all Project rules and subject to applicable Laws. See Addendum Paragraph 1.10

1.11	Brokers:	None.

1.12	Guarantors:	None.

1.13	Parking Passes:	Tenant shall have the right to rent 1 unreserved parking pass in the Underground Parking Garage and up to 15 unreserved parking passes in the Parking Facility, at the rates and subject to the terms of Addendum Section 1.13.

1.13	Definitions:	All capitalized terms used in this Lease shall have the meanings specified in this Section 1 or in Section 46 or in any Addendum to this Lease.

1.14	Exhibits:	The following Exhibits are attached to this Lease and incorporated herein by this reference:

Exhibit A Exhibit B Exhibit C Exhibit D Exhibit E Exhibit F

- Floor Plan showing the location of the Premises

- Statement of Commencement Date

- Intentionally Omitted

- Rules and Regulations for the Project

- Form of Estoppel Certificate

- Form of Letter of Credit

1.15	Addendum:	Attached:	X Yes; No.

SECTION 2: LEASE OF PREMISES.

2.1 Lease to Tenant. Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord, for the Term, subject to the other provisions of this Lease. Landlord and Tenant agree on the area of the Premises and the Project set forth in the Basic Lease Provisions. The term “rentable square feet” as used in the Lease will be the area of the Premises as determined in accordance with the Building Owners and Management Association Method for Measuring Floor Area in Office Buildings, ANSI Z65.l-1996, as modified by Landlord for purposes of the Buildings (the “BOMA Standard”).

2.2 Common Areas. Tenant shall have the nonexclusive right to use the Common Areas, subject to Matters of Record and the Rules and Regulations. Tenant’s rights are subject to Landlord’s right to make changes to the Common Areas or the use of such Common Areas which Landlord deems reasonable, perform maintenance and repairs and otherwise use the Common Areas as Landlord may deem appropriate in its reasonable judgment. Landlord shall not be obligated to light the Common Areas outside the hours specified in the Rules and Regulations except as required by Law.

2.3 Title. Tenant’s leasehold estate in the Premises under this Lease is subject to: (a) the Matters of Record; and (b) the effect of all Laws applicable to the use and occupancy of the Premises. Any modifications to the Matters of Record shall not materially adversely impact Tenant’s use of the Premises.

2.4 Acceptance of Premises. Tenant accepts the Premises, the Common Areas and Project in their “as-is, where-is” condition, provided Landlord shall upgrade the lighting in the restrooms using Building standard materials. Tenant hereby agrees and warrants that it has investigated and inspected the condition of the Premises and the suitability of same for Tenant’s purposes, and Tenant does hereby waive and disclaim any objection to, cause of action based upon, or claim that its obligations hereunder should be reduced or limited because of the condition of the Premises or the Building or the suitability of same for Tenant’s purposes. Tenant acknowledges that neither Landlord nor any agent nor any employee of Landlord has made any representations or warranty with respect to the Premises or the Building or with respect to the suitability of either for the conduct of Tenant’s business and Tenant expressly warrants and represents that Tenant has relied solely on its own investigation and inspection of the Premises and the Project in its decision to enter into this Lease and let the Premises in the above-described condition except as to latent defects and subject to problems or conditions of which Tenant gives Landlord notice within thirty (30) days after the Commencement Date. Within thirty (30) days following the Commencement Date, Tenant shall complete, execute and return to Landlord a Statement of Commencement Date in the form of Exhibit “B” hereto. Acceptance of the Premises by Tenant in no way relieves Landlord its responsibilities to maintain and repair Systems, Equipment and the Common Area, as specified in Section 5.2 of this Lease.

2.5 Delivery of Possession.

   2.5.1 Landlord shall deliver to Tenant possession of the Premises free and clear of all other tenants and occupancies. Landlord shall not be liable for any delay in delivery of possession of the Premises, provided that Tenant shall not be liable for any payments of Rent until and unless Landlord delivers the Premises in accordance with this

Lease. Landlord makes no representation or warranty with respect to the occupancy by any tenant or occupant (whether a major tenant or occupant. or a small shop tenant or occupant), as to the date on which any such tenant or occupant accepted or will accept occupancy of its space or the use to which any other tenant or occupant will put its leased space, except as expressly provided herein.

   2.5.2 The projected delivery date is October 1, 2009. In the event that the Commencement Date has not occurred on or before December 31, 2009 (as extended by Force Majeure) (the “Cancellation Date”), then either Landlord or Tenant shall have the right to cancel this Lease by giving the other written notice within ten (l0) days after the Cancellation Date. If Landlord or Tenant timely gives such notice, Landlord shall repay Tenant any prepaid rent or security deposit, and the parties shall have no further rights or obligations to each other pursuant to this Lease. If neither party timely exercises such right, such right shall expire at the end of the tenth day after the Cancellation Date.

2.6 Quiet Possession. So long as Tenant is not in Default, Tenant shall be entitled to quietly have, hold, and enjoy the Premises during the Term, subject to Landlord’s rights under this Lease.

2.7 Use of Premises. Tenant and Tenant’s Employees shall use the Premises solely for the uses specified in the Basic Lease Provisions in a first-class, professional and businesslike manner consistent with reputable business standards and practices, and Tenant shall, at is sole cost and expense, faithfully observe and promptly comply with all Rules and Regulations, signage criteria and any Laws or Matters of Record now in force or which may hereafter be in force with respect to Tenant’s use, occupancy and possession of the Premises. Tenant shall at all times keep the Premises in a clean and wholesome condition, and shall further comply with all reasonable requirements of any board of fire underwriters or other similar body now or hereafter constituted. Tenant shall not do or permit anything to be done upon the Premises in any way materially disturbing, bothering or annoying any other tenant in the Project or constituting a nuisance. In no event shall Landlord be liable to Tenant for any damage or claims suffered or incurred as a result of the failure of Tenant, or any other Person (other than Landlord) to conform to the foregoing.

2.8 Changes to Project. Landlord reserves the right, in its sole discretion, at any time to make or allow permanent or temporary changes or replacements to the Project outside the Premises, including but not limited to the Common Areas. Without limiting the generality of the foregoing, such construction activities may include base building and/or tenant improvement work for future tenants. Landlord’s activities may require the temporary alteration of means of ingress and egress to the Project and the installation of scaffolding and other temporary structures while the work is in progress. Such work shall be performed in a manner reasonably designed to minimize interference with Tenant’s conduct of business from the Premises. None of the same shall be considered to be a constructive eviction of Tenant from the Premises, create any liability on the part of Landlord, or give Tenant any right to rent abatement or otherwise alter the rights or obligations (including Rent) of Tenant under this Lease.

2.9 Name of Project. Landlord may change the name and/or the address of the Project at its sole discretion.

2.10 Relocation of Premises. Landlord shall have the right at any time, upon at least sixty (60) days’ prior written notice to Tenant, to relocate Tenant at Landlord’s cost, including costs of replacement improvements, network, electrical, moving, startup and other costs which Tenant would otherwise not incur, to other comparable premises, as agreed by the parties in the Building (“Relocated Premises”). Tenant shall have right to terminate this Lease in the event proposed Relocated Premises are not agreed to be comparable upon ten (10) days prior written notice to Landlord.

SECTION 3: RENT.

3.1 Base Rent. From and after the Commencement Date, Tenant shall pay to Landlord the Base Rent specified in Section 1.7, in advance on or before the first day of each calendar month during the Term without demand, deduction or setoff, except as otherwise expressly set forth herein. If the Commencement Date shall be a day other than the first day of a month, then the first and last monthly installment of Tenant’s monthly installment of Base Rent shall be prorated on the basis of a thirty (30) day month. Tenant shall pay the first month’s Base Rent upon Lease execution, and thereafter on the first day of each month of the Term. Notwithstanding anything to the contrary contained herein, and provided that Tenant faithfully performs all of the terms and conditions of the Lease, Landlord hereby agrees to abate Tenant’s obligation to pay Monthly Base Rent for the first three (3) full months of each of the first three (3) years of the initial Term. During such abatement period, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease.

3.2 Payment of Additional Rent. In addition to the Base Rent, Tenant shall pay as Additional Rent:

   3.2.1 All personal property taxes assessed against and levied upon any Personal Property prior to delinquency.

   3.2.2 Tenant’s Proportionate Share of increases of the Operating Costs incurred during the Term, payable in accordance with Section 3.3.

   3.2.3 All additional charges for any services, goods or materials furnished by Landlord at Tenant’s request or relating to Tenant’s specific use of the Premises.

   3.2.4 All Excess Consideration payable to Landlord pursuant to Section 7.6 hereof.

   3.2.5 All other sums payable by Tenant hereunder.

3.3 Payment of Operating Costs. In addition to the Base Rent, commencing on the first day of January of the calendar year following the Base Year, and continuing on the first day of each subsequent calendar month during the Term, Tenant shall pay in monthly installments an amount equal to Tenant’s Proportionate Share of the excess of Operating Costs for such year over Operating Costs for the Base Year (the “Excess Expense”) in accordance with the following provisions:

   3.3.1 Prior to the end of each calendar year (from and after the Base Year), Landlord shall endeavor to deliver to Tenant a good faith estimate of the Excess Expenses for the next calendar year (the “Excess Expense Estimate”). The Excess Expense Estimate shall show the amount previously paid by Tenant for Excess Expenses for the previous calendar year. In addition to the Base Rent provided for in Section 3.1, above, on the first day of each calendar month during each calendar year, Tenant shall pay Tenant’s Proportionate Share of the Excess Expense Estimate for said calendar year.

   3.3.2 Landlord may periodically revise the Excess Expense Estimate to reflect changed circumstances, and Tenant shall make subsequent Operating Cost payments based upon the revised Excess Expense Estimate.

   3.3.3 Within ninety (90) days after each calendar year in the Term, Landlord shall deliver to Tenant a statement of the actual Excess Expenses (the “Annual Statement”). The Annual Statement shall state the amount by which Tenant has underpaid or overpaid Tenant’s Proportionate Share of the Excess Expenses. Tenant shall pay any deficiency to Landlord within thirty (30) days after receipt of the Annual Statement. The amount of any overpayment shall be refunded to Tenant or credited against Rent next coming due.

   3.3.4 Tenant shall have ninety (90) days after delivery of the Annual Statement to object in writing to the accuracy of the Annual Statement. If Tenant does not make its written objection within that period, the Annual Statement shall be binding upon Tenant. Whether or not Tenant objects to the Annual Statement, Tenant shall pay any amount specified in the Annual Statement within the 30 day period following the delivery of the Annual Statement. See Addendum.

   3.3.5 Intentionally deleted.

   3.3.6 Even though the Term has expired or this Lease has been terminated and Tenant has vacated the Premises, when the final determination is made of Tenant’s Proportionate Share of Excess Expenses pursuant to this Section 3.3 for the year in which the Term expires or this Lease terminates, Tenant shall promptly pay any amount due over the estimated amount of the same previously paid by Tenant for such year, and conversely, any overpayment made shall be promptly refunded by Landlord to Tenant; provided, however, that all or any part of any such refund may be applied by Landlord in payment of any delinquent or past due sums, including Base Rent or any other amounts due from Tenant.

3.4 Security Deposit. Concurrently with the execution of this Lease, Tenant shall deposit with Landlord the Security Deposit. Landlord shall not be required to pay interest on the Security Deposit or keep the Security Deposit separate from its general funds. Upon any Default by Tenant, Landlord may use the Security Deposit to the extent necessary to make good any arrears of sums payable by Tenant under this Lease, or to compensate Landlord for any damage, injury, expense or liability caused by Tenant’s Default. If any portion of the Security Deposit is so used or applied, Tenant shall, within five (5) days after written demand therefor, deposit a certified or bank cashier’s check with Landlord in an amount sufficient to restore the Security Deposit to its amount immediately preceding such use or application of funds and Tenant’s failure to do so shall be a Default under this Lease. The balance of the Security Deposit remaining at the end of the Lease Term shall he returned after all of Tenant’s obligations (with the exception of those specified in Section 3.3.6 [final determination of Proportionate Share of Excess Expenses]) have been fulfilled. Tenant hereby waives any rights or benefits that may be available to Tenant by reason of California Civil Code Section 1950.7.

   Alternatively, Tenant may deposit with Landlord, concurrently with this Lease, an unconditional, irrevocable sight draft and renewable letter of credit (“Letter of Credit”) naming Landlord as beneficiary, in favor of Landlord and in the form attached hereto as Exhibit “F”, or other form acceptable to Landlord in its sole discretion. The Letter of Credit shall be issued by a bank reasonably satisfactory to Landlord with a branch located in Oakland or San Francisco, California in the principal amount of $317,500.00 (hereinafter, the “Stated Amount”). The form and content of the Letter of Credit shall conform to International Standby Practices 1998 International Chamber of Commerce Publication No. 590. The Letter of Credit shall state that an authorized officer or other representative of Landlord may make demand on Landlord’s behalf for the Stated Amount of the Letter of Credit, or any portion thereof, and that the issuing bank must immediately honor such demand, without qualification or satisfaction of any conditions, except the proper identification of the party making such demand. In addition, the Letter of Credit shall indicate that it is freely transferable in its entirety by Landlord as beneficiary and that upon receiving written notice of transfer, and upon presentation to the issuing bank of the original Letter of Credit, the issuer or confirming bank will reissue the Letter of Credit naming such transferee as the beneficiary. Tenant acknowledges and agrees that it shall pay upon Landlord’s demand, as Additional Rent, all reasonable costs or fees charged in connection with the Letter of Credit that arise due to: (i) Landlord’s sale or transfer of all or a portion of the Project; or (ii) the addition, deletion, or modification of any beneficiaries under the Letter of Credit. The Letter of Credit may be re-issued or renewed provided that, except as expressly set forth herein, the Letter of Credit amount shall not be reduced below the Stated Amount at any time during the Lease Term. Each renewal or replacement Letter of Credit shall be in substantially the same form as the original Letter of Credit or such form as is otherwise reasonably acceptable to Landlord. In the event that Tenant fails to renew or re-issue the Letter of Credit at least ten (10) business days prior to the expiration of the then existing Letter of Credit, then Landlord shall be entitled to make demand for the Stated Amount of said Letter of Credit and, thereafter, to hold such funds as a cash security deposit in accordance with this Section 3.4. Upon any Default by Tenant beyond the applicable cure period, Landlord may (but shall not be required to) draw upon all or any portion of the Stated Amount of the Letter of Credit, and Landlord may then hold such proceeds as a cash security deposit and/or use, apply or retain all or any part of the proceeds for the payment of any sum which is in default, or for the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s Default or to compensate Landlord for any loss or damage which Landlord may suffer by reason of Tenant’s Default. If any portion of the Letter of Credit proceeds are so used or applied, Tenant shall, within five (5) days after demand therefor, post an additional Letter of Credit in an amount to cause the aggregate amount of the unused proceeds and such new Letter of Credit to equal the Stated Amount required in this Section 3.4. Landlord shall not be required to keep any proceeds from the Letter of Credit separate from its general funds. Should Landlord sell its interest in the Premises during the Lease Term Landlord shall deposit with the purchaser thereof the Letter of Credit or any proceeds of the Letter of Credit, thereupon Landlord shall be discharged from any further liability with respect to the Letter of Credit and said proceeds. Any remaining proceeds of the Letter of Credit held by Landlord after expiration of the Lease Term, after any deductions described in this Section 3.4, shall be returned to Tenant or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, after all of Tenant’s obligations have been fulfilled.

   Notwithstanding the foregoing, provided that Tenant is not then in Default (and Tenant has not been in Default under this Lease) beyond the applicable cure period, on the earlier of (i) the first day of the thirty-fifth (35th) month of the Term, or (ii) the date Tenant provides Landlord with sufficient evidence that Tenant has established two (2) consecutive quarters of at least $2,000,000 of positive EBITDA (in accordance with GAAP), Landlord she return the Letter of Credit to Tenant. The rights granted herein are personal to the original Tenant and may not be transferred or assigned.

3.5 Late Charges. Tenant hereby acknowledges that late payment by Tenant to Landlord of rent or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult, if not impossible, to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed upon Landlord by the terms of any mortgage or trust deed covering the Premises. Accordingly, if any installment of rent or any sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) days after said amount is past due, then, in addition to an other remedies provided herein, Tenant shall pay to Landlord a late charge equal to ten percent (10%) of such overdue amount (but in no event greater than the maximum amount permitted by law), plus, in either event, all attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay rent and/or other charges when due hereunder. The parties hereby agree that such late charges represent a fair and reasonable estimate of the cost that Landlord will incur by reason of the late payment by Tenant, and that it does not constitute a forfeiture or penalty. Acceptance of such late charges by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder. Landlord may, at its option, deduct all late charges from the Security Deposit.

SECTION 4: ALTERATION AND IMPROVEMENTS.

4.1 Alterations by Tenant. At its sole cost and expense, Tenant shall have the right to make Tenant Alterations which have received Landlord’s prior written approval (which will not be unreasonably withheld), so long as each of the following conditions is met:

   4.1.1 The proposed Tenant Alterations:

(a) are appropriate for Tenant’s use, including electrical and data connections to modular workstations and other computer and telephone equipment, and will not adversely affect the utility of the Premises for future tenants;

(b) will not alter the exterior appearance of the Project;

(c) are not of a structural nature and will not weaken or impair the structural strength of the Project; and

(d) will not unreasonably affect or increase demands on any of the mechanical, electrical, sanitary, or other Systems and Equipment;

(e) will not unreasonably interfere with the normal and customary business operations of other tenants in the Building or Project; and

(f) comply with all Laws.

   4.1.2 Landlord shall have approved complete construction drawings and specifications for the proposed Tenant Alterations. Any change must be approved by Landlord.

   4.1.3 Landlord shall have approved of Tenant’s contractor and subcontractors, such approval to be granted or withheld in Landlord’s reasonable discretion;

   4.1.4 Landlord shall have been furnished with original certificates of insurance from a company approved by Landlord, showing Landlord as an additional insured on all public liability, property damage and worker’s compensation policies, with such limits as Landlord may reasonably require; and

   4.1.5 Landlord shall have been furnished with copies of all building and/or other applicable permits or licenses required for the prosecution of the work.

4.2 Work Done by Tenant. Any Tenant Alterations shall comply with the following:

   4.2.1 All work shall be in compliance with all Laws. Any work not acceptable to any governmental authority or agency having jurisdiction over such work or does not reasonably conform to plans agreed to by Landlord shall be promptly corrected by Tenant at Tenant’s expense.

   4.2.2 Tenant and Tenant’s Employees shall not install plumbing, mechanical, electrical wiring or fixtures, ceilings, partitions, or other alterations which, in Landlord’s judgment, may adversely affect any of the Project systems or their performance (including, but not limited to, the heating, ventilating and air-conditioning systems).

   4.2.3 All work by Tenant and Tenant’s Employees shall he performed diligently until completed and pursuant to any reasonable scheduling requirements imposed by Landlord.

4.3 No Liability of Landlord. Landlord shall have no liability for any faulty work or defect regardless of Landlord’s approval of Tenant Alterations or plans and specifications.

4.4 Reimbursement to Landlord. Tenant shall reimburse Landlord for any reasonable, actual, out-of-pocket expense incurred by Landlord in approving the plans and specifications for Tenant Alterations and in reviewing the progress of their construction, and any expense incurred by Landlord by reason of faulty work or inadequate cleanup.

4.5 Property of Landlord. All Tenant Alterations shall remain in the Premises at the expiration or earlier termination of the Term, and shall become the property of Landlord, without any compensation to Tenant, provided, however, at Landlord’s written election, Tenant shall remove any or all of such Tenant Alterations from the Premises. Landlord shall specify which Tenant Alterations shall be removed at the time such Tenant Alterations are approved by Landlord. Tenant shall repair any damage caused by the removal. Upon the expiration or earlier termination of the Term, Tenant shall remove its Personal Property from the Premises and Tenant shall repair any damage caused by such removal.

4.6 Notice of Work Commencement. Before commencing any work with respect to the Tenant Alterations, Tenant shall notify Landlord in writing not less than five (5), nor more than ten (10), business days prior to the date such work commences. Landlord shall have the right to post all appropriate notices of non-responsibility.

4.7 Mechanics’ Liens. Tenant shall pay for all labor and materials supplied to the Premises at Tenant’s request for Tenant. Tenant shall not permit any mechanics’ or similar liens to be filed against the Land or the Project, or against Tenant’s leasehold interest in the Premises. Tenant shall indemnify, defend and hold harmless Landlord, Landlord’s Employees, the REA Parties and their respective successors, assigns, partners, directors, officers, shareholders, employees, agents, lenders, ground lessors and attorneys, and the Project, from and against any and all Claims incurred by such indemnified persons, or any of them, as the result of any mechanics’ lien filed against the Land, Project or against Tenant’s leasehold interest in the Premises. If Tenant causes a lien on the Project, Tenant shall, at its sole cost and expense, either (i) remove such lien or (ii) provide a bond in accordance with California Civil Code Section 3143. No action to remove a lien, as provided herein, shall affect Tenant’s right to contest the legitimacy of the lien and seek appropriate legal remedies against the party placing such lien on the Project.

4.8 Completion Bond. Landlord may require Tenant, at Tenant’s sole cost, to obtain and provide to Landlord a lien and completion bond in a form and by a surety acceptable to Landlord, and in amount not less than one hundred fifty percent (150%) of the estimated cost of such Tenant Alterations but only if such Tenant Alterations exceed $150,000 in value.

SECTION 5: REPAIR AND MAINTENANCE.

5.1 Tenant’s Obligations. Tenant shall keep the Premises and all signs installed by Tenant in good condition and repair, whether or not the need for such repairs occurs as a result of Tenant’s use, any prior use, the elements or the age of such portion of the Premises. All damage to the Premises or the Project caused by Tenant or Tenant’s Employees, or the failure of Tenant or Tenant’s Employees to comply with this Lease and the Rules and Regulations, shall be repaired at Tenant’s expense, subject to Section 8.3. Landlord may make any repairs, which are not promptly made by Tenant and charge Tenant for the cost thereof, together with interest thereon at the Default Rate. Tenant waives all rights to make repairs to the Premises at the expense of Landlord, or to deduct the cost thereof from Rent. Upon the expiration or earlier termination of this Lease, Tenant shall surrender the Premises and all alterations, additions and improvements in the same condition as when received, ordinary wear and tear excepted.

5.2 Landlord’s Obligations. Landlord shall maintain and repair, or cause to be maintained and repaired, the Systems and Equipment, the Common Areas, and the structural elements of the Project, except that Landlord shall not be responsible to repair any damage or wear and tear which is the result of the negligence or willful misconduct of Tenant or Tenant’s Employees. In no event shall Landlord have any liability for interruption or interference in Tenant’s business, or for any other damages (whether direct or consequential), nor shall Rent be abated, on account of Landlord’s failure to make repairs or on account of Landlord’s performance of its maintenance and repair obligations under this Section 5.2, except as otherwise expressly provided in this Lease. Landlord’s obligations under this Section 5.2 shall not affect Landlord’s right to recover from Tenant the costs for any damage or repair to the Project for which Tenant is liable hereunder. Notwithstanding any statement to the contrary, Tenant shall retain its rights to abatement as specified in Paragraph 48 of the Addendum.

SECTION 6: BUILDING SERVICES.

6.1 Provision by Landlord. Landlord shall furnish the Premises with the following Basic Services, provided Landlord reserves the right to adopt such reasonable nondiscriminatory modifications and additions hereto as it deems appropriate.

   6.1.1 Landlord shall, subject to limitations and provisions hereinafter set forth in this Section 6.1:

(a) Provide automatic elevator facilities on Monday through Friday from 7:00 a.m. to 6:00 p.m. (“Business Hours”), excepting Holidays, and have one automatic elevator available at all other times.

(b) Provide to the Premises, during the times specified in Section 6.1.1(a) hereof (and at other times for an additional charge to be fixed from time to time by Landlord, which charge is currently $65.00 per hour upon 24 business hours prior notice), heating, ventilation, and air conditioning (“HVAC”) as is necessary in Landlord’s judgment for the comfortable occupancy of Premises for general office purposes, including telephone, computer network and data storage systems installed with Landlord’s consent, subject to any energy conservation or other regulations which may be applicable from time to time. Landlord shall not be responsible for maintaining comfortable room temperatures if Tenant’s lighting and receptacle loads exceed those listed in Section 6.1.1(c) hereof, or if the Premises contain other heat generating equipment in excess of those normally found in space used for, or are used for other than, general office purposes.

(c) Furnish to the Premises electric current for routine lighting and the operation of general office machines such as personal computers, dictating equipment, and the like, which use standard electric power, which lighting shall not exceed the capacity of Building standard office lighting and receptacles. In no event shall the total electrical requirement for the Premises exceed 2.3 kilowatt-hours per month per RSF of the Premises, nor shall it exceed any limits imposed by any governmental or quasigovernmental authority. Tenant agrees, should its electrical installation or electrical consumption be in excess of the foregoing use or extend beyond the times specified in Section 6.1.1(a), to reimburse Landlord for the cost of such utilities. In such event, Landlord may install, at Tenant’s expense, any necessary meters for measuring Tenant’s utility consumption.

(d) Furnish water for drinking fountains, kitchen and restrooms provided by Landlord; but if Tenant requires, uses or consumes water for any purpose in addition to ordinary drinking, kitchen and restroom purposes, Landlord may, subject to the terms of Sections 6.1.2, install, at Tenant’s cost, a water meter and thereby measure Tenant’s water consumption for all purposes, and Tenant shall pay for such water usage at the actual cost for such service.

(e) Provide janitorial services to the Premises, Monday through Friday (except Holidays), such services to be consistent with janitorial services provided by landlords of similar high rise office buildings in the vicinity of the Project, provided that the Premises are used exclusively as offices and are kept reasonably in order by Tenant. Notwithstanding the foregoing, if the Premises are not used exclusively as offices, or if any Tenant Alterations require janitorial services in excess or such standard janitorial services as provided by Landlord, Tenant shall employ such persons as designated by Landlord to perform such additional janitorial services at Tenant’s expense and to the satisfaction of Landlord. In the alternative, and at Landlord’s sole option, Landlord may provide such additional janitorial services and Tenant shall promptly reimburse Landlord for the cost and expense of such additional janitorial services immediately upon receipt of any invoice for such services by Landlord. Tenant shall pay to Landlord the cost of removal of any of Tenant’s refuse and rubbish, to the extent that the same exceeds the refuse and rubbish usually attendant upon the use of the Premises for general office purposes.

   6.1.2 With respect to any meter installed as contemplated in Sections 6.1.1(c) or (d) hereof, Tenant shall keep the meter and installation equipment in good working order and repair at Tenant’s own cost and expense, subject to the terms of Section 6.1.3. If Tenant is in Default, Landlord may cause the meter and equipment to be repaired and collect the Actual Cost thereof from Tenant. Tenant agrees to pay for utilities consumed as shown by the meter, as and when due according to billings therefor rendered, and in the event of Tenant’s default in making such payment, Landlord may, on five (5) days notice to Tenant, pay the charges and collect the same from Tenant as Additional Rent.

   6.1.3 Except as part of the Tenant Improvements (which are subject to approval by Landlord pursuant to the terms of the Work Letter), no electrical equipment, air conditioning or heating units, or plumbing additions shall be installed, nor shall any changes to the Project’s HVAC, electrical or plumbing systems be made without prior written approval of Landlord, which consent shall be subject to Landlord’s reasonable discretion provided it will be reasonable for Landlord not to grant such consent if such changes would cause a material adverse effect on the Project’s Systems and Equipment or result in a material increase in costs to the Project. Landlord reserves the right to designate and/or approve the contractor to be used, provided such contractors designated by Landlord charge reasonable and comparable rates to other local contractors skilled in the same trade. Any permitted installations shall be made under Landlord’s supervision, Tenant shall pay any additional cost on account of any increased support to the floor load or additional equipment required for such installations, and such installations shall otherwise be made in accordance with Section 4 of the Lease.

   6.1.4 Tenant will not, without prior written consent of Landlord, use any apparatus, machine or device in the Premises, including, without limitation, duplicating machines, computers, electronic data, processing machines, punch card machines, and machines using current in excess of 110 volts, which will in any way increase the amount of electricity or water required to be furnished or supplied for use of the Premises .in excess of that which would be required for use of the Premises as general office space as of the date of the Lease, nor connect with electric current, except through existing electrical outlets in the Premises, any apparatus or device for the purpose of using electric current in excess of that now usually furnished or supplied for use of the Premises as general office space.

   6.1.5 Landlord shall not provide reception outlets or television or radio antennas for television or radio broadcast reception, and Tenant shall not install any such equipment without prior written approval from Landlord, which approval may be withheld in Landlord’s sole discretion.

   6.1.6 Tenant agrees to cooperate fully at all times with Landlord, and to abide by all regulations and requirements which Landlord may reasonably prescribe for the proper functioning and protection of the Project’s HVAC, electrical and plumbing systems. Tenant shall comply with all laws, statutes, ordinances and governmental rules, regulations and directives, whether or not having the force of law, now in force or which may hereafter be enacted or promulgated in connection with building services furnished to the Premises, including, without limitation, any governmental rule or regulation relating to the heating and cooling of the Project.

   6.1.7 Landlord reserves the right to reduce, interrupt or cease services of the HVAC, elevator, plumbing, and electric systems, when necessary, by reason of accident, emergency or governmental regulations, or for repairs, additions, alterations or improvements to the Premises or the Project until the repairs, additions, alterations or improvements shall have been completed, and shall further have no responsibility or liability for failure to supply elevator facilities, plumbing, ventilating, air conditioning, or utility services, when prevented from so doing by strike, lockout or accident, or by any cause whatever beyond Landlord’s reasonable control, or by laws, rules, orders, ordinances, directions, regulations or requirement of any federal, state, county or municipal authority, labor trouble or any other cause whatsoever, or failure of gas, oil or other suitable fuel supply or inability by exercise of reasonable diligence to obtain gas, oil or other suitable fuel. It is expressly understood and agreed that any covenants, conditions, provisions or agreements in the Lease, or performance of any act or thing for the benefit of Tenant, shall not be deemed breached if Landlord is unable to furnish or perform the same by virtue of a strike, labor dispute, lockout, laws, rules, orders, ordinances, directions, regulations or requirements of any federal, state, county or municipal authority, accident, breakage, or repairs, or any other cause whatever beyond Landlord’s reasonable control, or where reasonable efforts are made to restore service, Tenant shall not be entitled to any abatement of rent or other compensation nor shall this Lease or any of Tenant’s obligations hereunder he affected by reason of such stoppage or interruption. Tenant is responsible for its own emergency power requirements.

   6.1.8 Tenant shall not contract to obtain electricity from any provider other than the provider selected by Landlord without Landlord’s prior written consent, which may be withheld in Landlord’s sole discretion.

6.2 Additional Services. Should Tenant require, and should Landlord provide, Additional Services, Tenant agrees to pay on demand, as Additional Rent, the expense of all Additional Services, and Landlord shall be entitled to impose and collect charges for Additional Services. Prior to delivery of possession, or at any time during the Term that Tenant is consistently exceeding the Basic Services, Landlord may cause a switch and metering system to be installed at Tenant’s expense to measure the amount of utility services consumed The cost of any such meters and their installation, maintenance, repair and replacement shall be paid by Tenant. All costs for such Additional Services shall be prorated among all tenants then requesting comparable Additional Services during such time periods.

6.3 Interruption. No interruption or malfunction of any Basic Services or Additional Services shall constitute an eviction or disturbance of Tenant’s use and possession of the Premises or a breach by Landlord of any of its obligations hereunder, nor render Landlord liable for damages or entitle Tenant to be relieved from any of its obligations under this Lease, specifically including, but not limited to, Tenant’s obligation to pay Rent, except as otherwise expressly provided in this Lease.

SECTION 7: ASSIGNMENT AND SUBLETTING.

7.1 Restriction on Assignment and Subletting. Tenant shall not,-directly or indirectly, by operation of law or otherwise, make any Transfer without obtaining Landlord’s written approval. Tenant shall provide Landlord with prior written notice (“Transfer Notice”) of the proposed Transfer, containing the items specified in Section 7.2 below. Landlord’s written approval of a Transfer shall not be reasonably withheld (except that Landlord shall have the right to exercise its sole, arbitrary and independent discretion, and not to act unreasonably, in respect of any request for consent to a lien, mortgage, deed of trust, encumbrance or hypothecation against the Premises, the Project or this Lease or Tenant’s interests hereunder). Within thirty (30) days after receipt of Tenant’s Transfer Notice and all the items specified in Section 7.2 below, Landlord shall notify Tenant of its election to (a) approve the requested Transfer; (b) disapprove the requested Transfer, or (c) exercise its recapture rights in accordance with Section 7.8. Any such attempted Transfer without the approval of the Landlord shall be null and void and of no effect. Tenant shall, on demand of Landlord, reimburse Landlord for all Landlord’s reasonable costs, including attorney fees, incurred by Landlord in obtaining advice, reviewing documents, and preparing documentation for each requested Transfer.

7.2 Documentation Required. The Transfer Notice shall be accompanied by each of the following:

(a) A copy of all proposed Transfer Documents.

(b) A statement setting forth the name, address and telephone number of the Transferee, and all principal owners of the Transferee.

(c) Current financial information regarding the proposed Transferee, including a statement of financial condition.

(d) For any sublease, a description of the portion of the Premises to be sublet.

(e) Any other information reasonably required by Landlord, which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Premises or portion thereof.

7.3 Entity Tenant. If Tenant or any Guarantor is a corporation the stock of which is not actively publicly traded on a national securities exchange, or is a partnership,

limited liability company or unincorporated association, or other entity, the transfer, assignment or hypothecation of any stock or direct or indirect interest in such corporation, partnership limited liability company, association, or other entity or its assets in the aggregate in excess of twenty-five percent (25%) shall be deemed a Transfer within the meaning of this Section.

7.4 Permitted Transfers. Notwithstanding anything to the contrary contained in this Lease, neither (i) an assignment or transfer of this Lease as a result of a merger, a consolidation, public offering, and/or sale of all of Tenant’s capital stock and/or assets, nor (ii) an assignment of this Lease to an Affiliate of Tenant, shall require the prior consent of Landlord, provided, however, the same shall not be binding on Landlord until a fully executed copy of such assignment and/or assumption of this Lease by the assignee shall have been delivered to landlord; and further, provided, that: (a) Tenant shall not then be in Default under this Lease beyond expiration of any applicable notice, grace or cure period; (b) in each instance, the succeeding entity shall assume in writing all of the obligations of this Lease on the part of Tenant; (c) in the case of (i) above, such entity has a tangible net worth of not less than that of Tenant as of the date of the execution of this Lease; (d) in the case of (ii) above, any such assignee in possession of the Premises shall, during such possession, remain an Affiliate of Tenant; and (e) such assignment or transfer shall in no manner relieve Tenant of any of the obligations undertaken by it under this Lease. Tenant shall submit such information as Landlord may reasonably require concerning all of the foregoing for Landlord’s files.

7.5 Reasonable Disapproval. Landlord shall not be deemed to have unreasonably withheld approval a Transfer if consent to such Transfer is conditioned on any of the following grounds:

   7.5.1 The business of the proposed Transferee and its use of the Premises shall not conflict with any exclusive use granted to any other tenant of the Project.

   7.5.2 The proposed Transferee must be reputable and of good character.

   7.5.3 The proposed Transferee shall have a net worth sufficiently large and liquid for the proposed Transferee to meet its obligations under this Lease.

   7.5.4 The subtenant or assignee will be bound and subject to Tenant’s obligations (other than Base Rent) under the Lease relating to the portion of the Premises transferred.

   7.5.5 The proposed Transferee shall not be a governmental entity or agency, provided such governmental entity or agency is not already a direct tenant in the Project, or any other type of institution, or agency that increases the traffic flow to, from or within the Project, or increases the use of the other facilities of the Project or imposes an extra burden upon Landlord with respect to furnishing the services referred to in this Lease.

   7.5.6 There does not then exist any Default by Tenant under this Lease or any nonpayment or nonperformance by Tenant under this Lease which, with the passage of time and/or the giving of notice, would constitute a Default.

   7.5.7 The proposed Transferee is not a tenant in the Project nor has it negotiated with Landlord for a lease of space within the Project for a period of six months.

7.6 Continuing Obligations.

7.6.1 Notwithstanding any Transfer, Tenant and each Guarantor shall remain fully liable for the performance of all obligations contained in this Lease. Any act or omission of a Transferee that violates any Lease obligations shall be a Default by Tenant.

7.6.2 Landlord shall have the right to approve the terms of each Transfer authorized by Landlord.

7.7 Transfer Premium. In the event of a Transfer, 50% of the Excess Consideration (as hereinafter defined) received by Tenant from or in respect of such Transfer shall be paid to Landlord (which amount is to be prorated where a part of the Premises is subleased) as Additional Rent. Tenant shall pay the Excess Consideration to Landlord at the end of each calendar year during which Tenant collects any Excess Consideration. Each payment shall be sent with a detailed statement showing: (i) the total consideration paid by the sublessee or assignee and/or received by Tenant; and (ii) any exclusions from the Excess Consideration permitted by this Paragraph. Landlord shall have the right to audit Tenant’s books and records to verify the amount of Excess Consideration due to Landlord and the accuracy of the statement required herein. The term “Excess Consideration” shall mean an all Rent or other payments (consideration) received by Tenant from an assignment or sublease that is in excess of the Rent than payable by Tenant under this Lease (on a per square foot basis if less than all of the Premises are transferred), after deducting reasonable leasing commissions paid by Tenant and other reasonable out-of-pocket expenses paid by Tenant directly related to obtaining a sublessee or assignee (including, without limitation, reasonable attorneys’ fees and the cost of reasonable and customary tenant improvements).

7.8 Landlord’s Right to Recapture. Notwithstanding anything to the contrary contained in this Section 7, Landlord may elect to terminate this Lease as to the portion of the Premises sought to be subject to the Transfer, except that this Lease shall terminate only for the term contemplated by the proposed Transfer if the Transfer would be for a period ending more than one year before the end of the Term. If Landlord exercises its right to terminate this Lease under this Section 7.8. Landlord shall be free to lease the Premises or any portion thereof (or of other premises within the Project) to any third party, including, without limitation, any third party identified by Tenant in its Transfer Notice, and Tenant shall not be entitled to any compensation, or to any portion of the rent or other consideration received by Landlord from such third party or otherwise, as a result thereof. Furthermore, Landlord’s exercise of its termination right shall not be constructed to impose any liability on Landlord with respect to any real estate brokerage, finders’, or other fee, commission or other compensation that Tenant may incur in connection with its proposed transaction.

7.9 Landlord’s Rights to Transfer. Landlord shall have the right to sell, transfer, hypothecate or assign any or all of its rights and obligations under this Lease. Upon the transfer of all of Landlord’s interest under this Lease, all liabilities and other obligations of the Landlord arising on or after the date of the transfer shall be the sole responsibility of the transferee. The transferor is hereby released from any claim with respect thereto upon the assumption of the obligations of Landlord hereunder by the transferee.

SECTION 8: INSURANCE/INDEMNITY.

8.1 Policies. All insurance required to be carried by Tenant hereunder shall be issued by insurance companies qualified to do business in the State of California and rated A:XII or better in the most current issue of “Best’s Key Rating Guide.” Current, original certificates evidencing the existence and amounts of such insurance shall be delivered to Landlord by Tenant at least 30 days prior to Tenant’s taking occupancy of the Premises, and the expiration of any policy required hereunder. No policy shall be subject to cancellation or modification except after not less than 30 days’ written notice to Landlord and any Lender.

8.2 Tenant’s Insurance. During the Term, Tenant shall, at Tenant’s sole expense, procure and maintain the following insurance:

   8.2.1 “Special Form” (formerly known as “All Risk”) insurance, including fire, extended coverage, sprinkler leakage (including earthquake sprinkler leakage), vandalism and malicious mischief, covering all Tenant Improvements, Tenant Alterations, and any and all Personal Property, in an amount not less than 100% of their actual replacement cost. The proceeds of such insurance shall be used for the repair or replacement of the property insured, except that in the event of a loss occurring after the last 6 months of the Term, the proceeds attributable to the Tenant Improvements and Tenant Alterations shall be paid and belong to Landlord, and the proceeds attributable to the Personal Property shall be paid and belong to Tenant.

   8.2.2 ISO “Occurrence Form” commercial general liability insurance for injury to or death of any person and damage to property in connection with the construction of improvements on the Premises and with Tenant’s use of and operations in the Premises. Such insurance shall have limits of not less than Two Million Dollars ($2,000,000) per incident, not less than Two Million Dollars ($2,000,000) per annual aggregate. Tenant’s policy of liability insurance shall include an endorsement naming Landlord, and any Lender designated by Landlord, as additional insureds under ISO endorsement CG 2011 “Additional Insured Managers or Lessors of Premises”.

   8.2.3 Workers’ compensation insurance in the amount required by the state in which the Premises are located, and Employers’ liability with limits of $1,000,000 for each accident, each employee, and each illness pertaining to Tenant’s employees; and

   8.2.4 Tenant shall carry and maintain during the Term (including any option periods, if applicable) increased amounts of the insurance required to be carried by Tenant pursuant to this Article 8 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be required by Landlord from time to time.

8.3 Waiver of Subrogation. So long as the same does not impair any insurance coverage required hereunder, Tenant and Landlord each hereby waive: any rights of recovery against the other and the officers, agents, and representatives of the other for injury or loss covered by insurance, including any deductible amounts under said insurance, to the extent of the injury or loss covered thereby, and on behalf of their respective insurance companies, any right of subrogation that either may have against the other. All policies of insurance which Tenant or Landlord actually carries and/or is required to carry pursuant to this Lease shall include a clause or endorsement denying the insurer any right of subrogation against Landlord and/or Tenant, so long as the same can be obtained from an insurance company meeting the standards set forth in Section 8.1 above.

8.4 Tenant’s Failure to Insure. If Tenant fails to maintain any insurance required by this Lease, Tenant shall be liable for any loss or cost resulting from that failure. Landlord may, but shall not be obligated to, provide for such insurance at Tenant’s cost. This Section 8.5 shall not waive any of Landlord’s other rights and remedies under this Lease. Tenant shall not keep, use, sell or offer for sale in or upon the Premises any article, which may be prohibited by the standard form of any insurance policy required hereunder. Tenant agrees to pay for any increase in premiums for insurance referred to herein that may be charged during the Lease Term on the amount of such insurance which may be carried by Landlord on the Premises or the Project, resulting from any activity on or in connection with the Premises, whether or not Landlord has consented to the same.

8.5 Indemnity.

(a) Tenant’s Indemnity. Except to the extent arising from Landlord’s willful misconduct or gross negligence, Tenant hereby indemnifies Landlord and Landlord’s Employees, and shall forever save and hold Landlord and Landlord’s Employees harmless, from and against all obligations, liens, claims, liabilities, costs (including, but not limited, to all attorneys’ and other professional fees and expenses), actions and causes of action, threatened or actual, which Landlord may suffer or incur arising out of or in connection with Tenant’s and Tenant’s Employees actions and omissions relating to this Lease, including without limitation the use by Tenant and Tenant’s Employees of the Premises, the conduct of Tenant’s business, any activity, work or things done, permitted or suffered by Tenant in or about the Premises or the Project, Tenant’s or Tenant’s Employees’ failure to comply with any applicable Law, or any negligence or willful misconduct of Tenant or any of Tenant’s Employees. In case of any claim, demand, action or cause of action, threatened or actual, against Landlord, upon notice from Landlord, Tenant shall defend Landlord at Tenant’s expense by counsel reasonably satisfactory to Landlord. If Tenant does not provide such a defense against any and all claims, demands, actions or causes of action, threatened or actual, then Tenant shall, in addition to the above, pay Landlord the expenses and costs incurred by Landlord in providing and preparing such defense, and Tenant agrees to cooperate with Landlord in such defense, including, but not limited to, the providing of affidavits and testimony upon request of Landlord.

(b) Landlord’s Indemnity. Except to the extent arising from Tenant’s willful misconduct or negligence, Landlord hereby indemnifies Tenant and Tenant’s Employees, and shall forever save and hold Tenant and Tenant’s Employees harmless, from and against all obligations, liens, claims, liabilities, costs (including, but not limited, to all attorneys’ and other professional fees and expenses), actions and causes of action, threatened or actual, which Tenant may suffer or incur arising out of or in connection with any gross negligence or willful misconduct of Landlord or any of Landlord’s Employees in or about the Project, in each instance during the Term of this Lease. In case of any claim, demand, action or cause of action, threatened or actual, against Tenant to which the foregoing indemnity applies, upon notice from Tenant, Landlord shall defend Tenant at Landlord’s expense by counsel reasonably satisfactory to Tenant. If Landlord does not provide such a defense against any and all claims, demands, actions or causes of action, threatened or actual, then Landlord shall, in addition to the above, pay Tenant the expenses and costs incurred by Tenant in providing and preparing such defense, and Landlord agrees to cooperate with Tenant in such defense, including, but not limited to, the providing of affidavits and testimony upon request of Tenant.

(c) Insurers Not Relieved. Tenant’s agreement to indemnify Landlord and Landlord’s agreement to indemnify Tenant are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried pursuant to the provisions of this Lease, to the extent such policies cover, or if carried, would have covered the matters, subject to the parties’ respective indemnification obligations; nor shall they supersede any inconsistent agreement of the parties set forth in any other provision of this Lease.

8.6 Landlord’s Insurance. Landlord shall insure the Project during the Term against damage by fire, and standard extended coverage perils, and shall carry commercial general liability insurance insuring Landlord, all in such amounts and with such deductibles as Landlord may determine from time to time in its sole discretion. None of the insurance carried by Landlord shall name Tenant as an insured or otherwise be for the benefit of Tenant, as a third party beneficiary or otherwise.

8.7 Tenant’s Assumption of Risk. Except in the case of willful misconduct or gross negligence of Landlord, Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to property or injury to persons, in, upon or about the Premises from any cause, and Tenant hereby waives all related claims against Landlord. Without implying any obligation of Landlord or Landlord’s Employees to accept any of Tenant’s property for safekeeping, Landlord and Landlord’s Employees shall not be liable for any damages to property entrusted to Landlord or Landlord’s Employees, nor for loss of or damage to any property in or about the Premises by theft or otherwise, nor for any injury or damage to persons or property resulting from any cause whatsoever unless caused solely by the gross negligence of Landlord or Landlord’s Employees. Landlord and Landlord’s Employees shall not be liable for any latent defect in the Premises or in the Project. Tenant shall give prompt notice to Landlord in case of fire or accidents in the Premises or in the Project.

8.8 Exemption of Landlord. In the event that Landlord is prevented or delayed from making any repairs or furnishing any services or performing any other covenant or duty to be performed by Landlord hereunder by reason of any Force Majeure, Landlord shall not be liable to Tenant therefor, nor shall Tenant be entitled to any abatement of Rent, or to claim an actual or constructive, total or partial eviction from the Premises. Except as provided in Section 16.3, the parties hereby agree that neither party shall be liable to the other for any injury to the other’s business or any loss of income therefrom or for damage to the furniture, fixtures, equipment and other property of Tenant or Tenant’s Employees from any cause whatsoever. Landlord shall not be liable for any damage, destruction or loss of property or for any injury or death to any person arising from any act or neglect of any other tenant or other occupant or user of the Project, or any matter beyond the reasonable control of Landlord.

SECTION 9: DAMAGE OR DESTRUCTION.

9.1 Damage Generally. If any part of the Premises or the Project is damaged by fire or other casualty and the damage affects Tenant’s use or occupancy of the Premises, Tenant shall give prompt notice to Landlord. To the extent that Landlord has available insurance proceeds in connection with such casualty, Landlord shall repair such damage with reasonable diligence. If any substantial part of the Premises is rendered untenantable by reason of damage not caused by the willful misconduct of Tenant or any of Tenant’s Employees, then the Base Rent hereunder shall thereafter abate in proportion to the rentable area of the Premises rendered untenantable until the date when such part of the Premises shall have been delivered to Tenant with Landlord having completed its obligations hereunder, unless Landlord shall make available to Tenant during the period of such repair other space in the Project reasonably suitable for the temporary conduct of Tenant’s business. Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting from such damage or repair, construction or restoration. Tenant waives the provisions of California Civil Code Sections 1932(2) and 1933(4) and the provisions of any other Law allowing Tenant to make repairs and deduct the cost thereof from any Rent. Except as provided herein, Landlord shall restore or repair the Premises diligently and to their condition immediately prior to the damage. Landlord shall not be liable for delays in repair or restoration caused by Force Majeure.

9.2 Exceptions to Obligation to Rebuild. Despite Section 9.1, this Lease may be terminated by Landlord in any of the following situations:

(a) If substantial alteration or reconstruction of the Project shall, in the opinion of Landlord, be required as a result of damage by fire or other casualty; or

(b) If all available insurance proceeds are materially less than 100% of the cost of restoration;

(c) If the damage to the Project or Premises is caused by the willful misconduct of Tenant or any of Tenant’s Employees; or

(d) If existing laws do not permit the Premises to be restored to substantially the same condition as they were in immediately before the destruction.

Any such election to terminate this Lease shall be exercised by notice from Landlord to Tenant served within 60 days after the date of the damage. The notice shall specify the date of termination, which shall be at least thirty (30) days after notice is given. In the event Landlord gives such notice of termination, this Lease shall terminate as of the date specified, and all Base Rent (to the extent not otherwise abated) shall be prorated to of the later of the date of termination or Tenant’s vacation of the Premises.

9.3 Extent of Landlord’s Obligation to Repair. Subject to Landlord’s right to terminate as set forth above, Landlord shall make repairs to the structural elements and the shell of the Premises at Landlord’s expense. The repair and restoration of Tenant Alterations, Tenant Improvements and the Personal Property shall be the sole obligation of Tenant. Tenant shall commence such repair and restoration and the installation of its stock-in-trade, fixtures, furniture, furnishings and equipment prompt)y upon delivery to it of possession of the Premises and shall diligently prosecute any such work and installation to completion. In no event shall Landlord have any obligation to make repairs or restoration to the extent all insurance proceeds actually received by Landlord are insufficient to pay for the same. However, at Landlord’s option, Landlord’s contractor shall perform all reconstruction work in the Premises at Tenant’s expense. In the event that Landlord does not elect to have Landlord’s contractor repair all of the damage or destruction, Tenant shall undertake the repair and restoration of Tenant Improvements and Tenant Alterations in a diligent, first class manner in accordance with the provisions Section 4 hereof.

9.4 Near End of Term. Notwithstanding anything to the contrary contained in this Section 9, Landlord shall not have any obligation of any nature to repair, reconstruct or restore the Premises when the damage resulting from any casualty occurs during the last twelve (12) months of the Term and Landlord reasonably determines that such damage will take more than six (6) months to repair. In such event, Landlord shall have the right to cancel this Lease within sixty (60) days after the occurrence of such damage or destruction. If Landlord does not cancel this Lease, Tenant shall be entitled to an abatement of Base Rent in accordance with Section 9.

9.5 Tenant’s Right to Terminate. If the Premises are rendered unusable for the conduct of Tenant’s business by reason of such damage, Landlord shall give Tenant a reasonable estimate of the time required for repair as soon as possible after the date of damage. If Landlord reasonably estimates that the time needed for repair will extend more than 240 days after the date of damage, or if Landlord fails to complete repairs within thirty (30) days of the estimated completion date, then Tenant shall have the right to cancel this Lease by giving written notice within fifteen (15) days after receipt of Landlord’s estimate, such cancellation effective ten (10) days after the date such notice of cancellation is given.

SECTION 10: CONDEMNATION AND OTHER TAKINGS.

10.1 Condemnation. If any part of the Project shall be taken for public or quasi-public use by the right of eminent domain, or if the same is transferred by agreement in connection with such public or quasi-public use or under threat of eminent domain (collectively, a “Taking”), Landlord shall have the option, exercisable within 30 days after the effective date of the Taking, to terminate this Lease as of the date possession is acquired by the condemning authority. Tenant may terminate this Lease by reason of a Taking if, and only if, there is a Taking of a portion of the Premises to such an extent to substantially impair Tenant’s use of the Premises. Tenant shall have no right to terminate this Lease following any Taking except as set forth in the preceding sentence. Tenant hereby waives the benefit of California Code of Civil Procedure Section 1265.130 and any successor statute or other statute of similar import, it being the intent of the parties hereto that the terms of this Lease shall govern in the event of any Taking.

10.2 Partial Taking. In the event of a Taking of a portion of the Premises which does not result in a termination of this Lease under Section 10.1 above, all Base Rent shall be equitably abated based on the square footage that is subject to the Taking.

10.3 Restoration. In the event of a Taking of a portion of the Premises which does not result in a termination of this Lease under Section 10.1 above, Landlord shall proceed to restore the remaining portion of the Premises (other than customary office

Tenant Alterations approved by Landlord or any of the Personal Property) as nearly as practicable to its condition prior to the Taking. However, Landlord shall be obligated to restore at its expense as provided herein only to the extent of condemnation proceeds awarded in connection with the Taking and allocated to restoration costs. Notwithstanding the foregoing, if the costs of restoration exceed the portion of the condemnation award allocated to restoration costs, Landlord may elect to terminate this Lease unless Tenant elects to pay such excess.

10.4 Award. In the event of any Taking of all or a part of the Project, Landlord shall be entitled to receive the entire award in the condemnation proceedings, and Tenant hereby assigns to Landlord, any and all right, title and interest of Tenant in or to any such award, and Tenant shall be entitled to receive no part of such award. Despite the foregoing, Tenant shall not be precluded from claiming from the condemning authority any compensation to which Tenant may otherwise lawfully be entitled in respect of Tenant’s tangible Personal Property, or for relocating to new space, or for the unamortized portion of any tenant improvements installed in the Premises to the extent they were paid for by Tenant.

SECTION 11: DEFAULT BY TENANT.

The occurrence of any one or more of the following shall be deemed a “Default” by Tenant and a material breach, of this Lease:

11.1 Abandonment. Vacation or abandonment of the Premises by Tenant for a continuous period in excess of 5 consecutive business days, or failure or refusal to accept tender of possession of the Premises. coupled in each instance with a failure to pay Rent.

11.2 Nonpayment of Rent. Tenant’s failure to pay any Rent due or to make any other monetary payment imposed under the terms of this Lease, for a period of three (3) business days after written notice from Landlord.

11.3 Non-delivery of Documents. Tenant’s failure to execute and deliver any documents required by this Lease within the time periods expressly specified, where such failure continues three (3) business days after delivery by Landlord of written notice of failure to Tenant.

11.4 Other Obligations. Tenant’s failure to perform any other obligation under this Lease (including the Rules and Regulations) for thirty (30) days after written notice from Landlord; however, if more than thirty (30) days are reasonably required for cure, Tenant shall not be in default hereunder if Tenant shall promptly (and in any event within five (5) days after receipt of Landlord’s notice) commence the cure of the default and diligently prosecute the same to completion, so long as cure is completed within ninety (90) days after receipt of Landlord’s notice.

11.5 General Assignment. A general assignment by Tenant or any Guarantor for the benefit of creditors.

11.6 Bankruptcy. The filing of any voluntary petition in bankruptcy by Tenant or any Guarantor, or the filing of an involuntary petition by Tenant’s creditors or the creditors of any Guarantor, which involuntary petition remains undischarged for a period of sixty (60) days. In the event that under any Law the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all Defaults of Tenant outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant’s obligation under this Lease.

11.7 Receivership. The employment of a receiver to take possession of substantially all of the assets and business of Tenant or any Guarantor or the Premises, if such receivership remains undissolved for a period of thirty (30) days after creation thereof.

11.8 Attachment. The attachment, execution or other judicial seizure of all or substantially all of the assets of Tenant or any Guarantor or the Premises, if such attachment or other seizure remains undismissed or undischarged for a period of thirty (30) days after the levy thereof.

11.9 Insolvency. The admission by Tenant or any Guarantor in writing of its inability to pay its debts as they become due, the filing by Tenant or any Guarantor of a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future Law providing for debtor relief, the filing by Tenant or any Guarantor of an answer admitting or failing timely to contest a material allegation of a petition filed against Tenant or any Guarantor in any such proceeding or, if within thirty (30) days after the commencement of any proceeding against Tenant or any Guarantor seeking any reorganization, or arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future Law, such proceeding shall not have been dismissed.

11.10 Guarantor. The default under or termination or cancellation of any guaranty of this Lease by any Guarantor, or the written assertion by any Guarantor that it is not bound by the terms of its guaranty of this Lease.

11.11 Misrepresentation. Any material misrepresentation herein by Tenant, or any material misrepresentation or omission in any financial statements or other materials provided to Landlord by or on behalf of Tenant or any Guarantor in connection with negotiating or entering into this Lease, or provided by or on behalf of Tenant, or a Guarantor, or by any Transferee in connection with any Transfer.

Any notice given pursuant to this Section 11 is in lieu of any written notice required by statute or law, including any notice required under Sections 1161 and 1161.1 of the California Code of Civil Procedure (or any similar or successor law), and Tenant waives (to the fullest extent permitted by law) the giving of any notice other than that provided for in this Section 11. To the extent the foregoing is not permitted by law, any notice under this Section 11 shall run concurrently with, and not in addition to, any similar time periods prescribed by applicable law.

SECTION 12: LANDLORD’S REMEDIES UPON DEFAULT.

12.1 Termination. In the event of a Default, Landlord shall have the right to terminate this Lease. The election to terminate may be stated in any notice served upon

Tenant with respect to the Default. After the termination, Landlord may, pursuant to applicable law, enter the Premises and remove Tenant, any other person occupying the same, and any or all Personal Property. Any such repossession shall be without prejudice to any of the remedies that Landlord may have under this Lease, or at law or in equity, by reason of the Default or the termination.

12.2 Continuation After Default. In the event of the occurrence of a Default, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession under Section 12.1, and Landlord may enforce all its rights and remedies under this Lease, including (but without limitation) the right to recover Rent as it becomes due. Landlord has the remedy described in California Civil Code Section 1951.4 (lessor may continue to lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations). Landlord shall further have all remedies under any other applicable code section. Acts of maintenance, preservation or efforts to lease the Premises, or the appointment of receiver upon application of Landlord to protect Landlord’s interest under this Lease, shall not constitute an election to terminate Tenant’s right to possession in the absence of written notice to the contrary.

12.3 Damages Upon Termination. Should Landlord terminate this Lease pursuant to the provisions of Section 12.1 Landlord shall have all the rights and remedies of a landlord provided by Section 1951.2 of the California Civil Code or any other applicable code section. Landlord shall be entitled to recover from Tenant: (a) the worth at the time of award of the unpaid Rent and other amounts which had been earned at the time of termination; (b) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; (c) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided; and (d) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom, including, without limitation, any costs or expenses incurred by Landlord in maintaining or preserving the Premises after such Default, recovering possession of the Premises, expenses of reletting the Premises to a new tenant, (including necessary renovations, alterations and improvements to the Premises, and leasing commissions incurred), and all attorneys’ and other professional and paraprofessional fees and other costs and expenses incurred in good faith in connection with any of the foregoing. The “worth at the time of award” of the amounts referred to in (a) and (b), above shall be computed with interest at the maximum lawful rate. The “worth at the time of award” of the amount referred to in (c), above shall be computed by reference to the formula prescribed by, and using the lowest discount rate permitted under, any applicable Law.

12.4 Remedies Cumulative. All rights, privileges and elections or remedies of the parties are cumulative and, to the extent permitted by any Law and except as otherwise provided herein, are not alternative.

SECTION 13: LANDLORD’S DEFAULT.

13.1 Right to Cure. Landlord shall not be deemed to be in default in the performance of any obligation required of it under this Lease until it has failed to perform such obligation within 30 days after receipt by Landlord of written notice from Tenant to Landlord, specifying the obligation in question and the manner in which Landlord has failed to perform the obligation. If the nature of Landlord’s obligation is such that more than thirty (30) days are reasonably required for its performance, Landlord shall not be in default if Landlord commences to cure the default within the thirty (30) day period and proceeds to completion with reasonable promptness.

13.2 Tenant’s Remedies. Except as expressly set forth in, and limited by, the terms of this Lease, Tenant hereby waives and relinquishes any and all rights which Tenant may have to terminate this lease or to withhold Rent (except for Tenant’s express abatement rights herein), including without limitation on account of any default by Landlord of its obligations under this Lease and any damage to, or condemnation, destruction or state of disrepair of, the Premises (specifically including but not limited to, those rights under California Civil Code Sections 1932,1933(4),1941,1941.1 and 1942).

13.3 Notice to Lenders. Tenant agrees to give all Lenders, by registered or certified mail, return receipt requested, a copy of any notice of default served upon Landlord, provided that prior to such obligation to give notice, Tenant has been notified, in writing (by way of Notice of Assignment of Rents and Leases, or otherwise), of the addresses of the Lenders. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided in this Lease, then before Tenant pursues its other remedies, all Lenders shall have an additional thirty (30) days (the “Lender Cure Period”) within which to cure the default on behalf of Landlord; except that if the default cannot be reasonably cured within the Lender Cure Period, each of the Lenders shall have such additional time as may be reasonably necessary to complete such cure. If the default is such that a Lender must gain possession of the Project or any portion of it in order to be able to effect a cure, then the commencement of foreclosure proceedings against Landlord shall be deemed to constitute the commencement by the Lender of the cure of the default by Landlord.

SECTION 14: SUBORDINATION AND ATTORNMENT.

14.1 Subordination. Subject to the provisions of Section 14.2 below, this Lease and the rights of Tenant hereunder shall be and are hereby made, at the option of the applicable Lender, subject and subordinate at all times to any Mortgage now or hereafter existing, and to all advances made or hereafter to be made against or to protect the security thereof. If requested by Landlord, Tenant agrees to execute and deliver to Landlord, within 10 days after written demand therefor, an agreement in the form of Exhibit “F” or in such other commercially reasonable form required by Landlord’s Lender, or such further instruments confirming the subordination of this Lease to any Mortgage as may be requested by Landlord or any Lender from time to time. Any failure or refusal of Tenant to execute such an agreement within 10 days shall constitute a Default. However, no such additional agreement shall be necessary to effectuate such subordination.

14.2 Attornment. Notwithstanding the provisions of Section 14.1, in the event of the foreclosure of any Mortgage or cancellation or termination of any Master Lease,

Tenant, at the request of the then successor to the Landlord following such event, shall attorn to and recognize the successor (herein referred to as the “Successor Landlord”), as Landlord under this Lease; provided that Tenant agrees that and Successor Landlord shall not be: (a) liable in any way for any act, omission, neglect or default of any prior Landlord (including, the then defaulting Landlord), except that the Successor Landlord shall be obligated to cure any continuing default, but only to the extent that such default continues after the date that the Successor Landlord succeeds to the interest of Landlord under this Lease, or (b) subject to any claim, defense, counterclaim or offsets which Tenant may have against any prior Landlord (including, the then defaulting Landlord), or (c) bound by any payment of rent or additional rent which Tenant might have paid for more than one month in advance of the due date under this Lease to any prior Landlord (including, the then defaulting Landlord), or (d) bound by any obligation to make any payment to Tenant which was required to be made prior to the time the Successor Landlord succeeded to any prior Landlord’s interest, or (e) accountable for any monies deposited with any prior Landlord (including security deposits), except to the extent such monies are actually received by the Successor Landlord, or (f) bound by any amendment or modification of this Lease made without the prior written consent of each ground lessor and lender. Tenant agrees to execute and deliver at any time upon request of any Lender or purchaser, and the successors of either, any instrument reasonably requested to further evidence such attornment. Tenant hereby waives its right, if any, to elect to terminate this Lease or to surrender possession of the Premises in the event of any Mortgage termination or foreclosure. Tenant also agrees that any Lender may, at its option, unilaterally elect to fully or partially subordinate its Mortgage to this Lease by an instrument in form and substance satisfactory to the Lender which Tenant shall execute within ten (10) days after written request. Any failure or refusal by Tenant to execute such instrument within the time period specified in this Section 14.2 (without additional time, despite any other provision of this Lease) shall constitute a Default hereunder, but shall not affect the validity or enforceability of the subordination.

14.3 Mortgagee’s Liability. Despite the provisions of Section 42 below, in the event that any Lender or its respective successor in title shall succeed to the interest of Landlord hereunder, the liability of the Lender or successor shall exist only so long as it is the owner of the Project, the Project, or the interest therein superior to this Lease under any Master Lease. Except for the Base Rent paid by Tenant upon execution of this Lease, no Base Rent or any other Rent charge shall be paid more than 30 days prior to the due date thereof, and payments made in violation of this provision shall be a nullity as against any Lender, except to the extent that those payments are actually received by the Lender.

14.4 Non-Disturbance Protection. Notwithstanding anything to the contrary contained herein, Tenant’s obligations to subordinate its rights hereunder to any future Mortgage shall be conditioned upon Landlord’s obtaining from the Lender (upon request from Tenant) a commercial reasonable non-disturbance agreement (“Non-Disturbance Agreement”) providing in substance that: (i) so long as Tenant is not in Default under this Lease, Tenant’s tenancy will not be disturbed, nor its rights under this Lease affected by, any default under such Mortgage nor shall Tenant be named as a defendant in any foreclosure proceeding (unless the Lender is legally required to do so), (ii) any Successor Landlord shall, subject to Section 14.2 of this Lease, assume the obligations of Landlord under this Lease accruing thereafter, and (iii) the Non-Disturbance Agreement shall be binding upon and inure to the benefit of the successors or assigns of the parties thereto.

SECTION 15: INSPECTIONS AND ACCESS.

15.1 Entry. Landlord and its agents or representatives may enter the Premises at reasonable hours and with reasonable prior notice (except in case of emergency) to inspect the Premises, exhibit the Premises to prospective purchasers, lenders or tenants, determine whether Tenant is complying with all Tenant’s obligations hereunder, supply janitorial service and any other service to be provided by Landlord to Tenant hereunder, post notices of nonresponsibility, and make repairs or do any work required of Landlord under this Lease or make repairs or do any other work for the benefit of the Project. All such work shall be done as expeditiously as reasonably feasible so as to cause as little interference to Tenant as reasonably possible without requiring extraordinary expenditure on the part of Landlord. Except as expressly otherwise provided herein, in no event shall Tenant be entitled to any reduction or abatement of Rent, or to make any claim for damages against Landlord, as a result of any act of Landlord carried out pursuant to this Section 15.1, and Tenant hereby waives any claim for damages or claim in connection with any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, or any other loss caused by the exercise of such rights by Landlord. Landlord shall at all times have a key to all doors providing entry to the Premises, but excluding Tenant’s vaults, safes, files, or security rooms (as to which Tenant shall provide Landlord with prompt supervised access. Landlord shall have the right to use any and all means that Landlord may deem proper to open any doors to or within the Premises in the event of an emergency, without liability to Tenant except for any failure by Landlord to exercise due care for Tenant’s property under the circumstances, and in any event with no liability to Tenant if the emergency was caused by the act or omission of Tenant or any of Tenant’s Employees.

15.2 Access. If Tenant shall not have any representative personally present to open and permit Landlord’s entry into the Premises at any time when such an entry by Landlord is necessary or permitted hereunder, Landlord may enter by means of a master key without liability to Tenant except for any failure to exercise due care.

SECTION 16: SURRENDER OF PREMISES.

16.1 Removal by Tenant. At the expiration or earlier termination of this Lease, Tenant shall surrender to Landlord the Premises and all Tenant Alterations (other than those Tenant Alterations to be removed by Tenant pursuant to Section 4.5) in good order, repair and condition, except for ordinary wear and tear, free of all tenancies and occupancies. Tenant shall remove all of Tenant’s Personal Property in accordance with Section 4.5. Tenant, at Tenant’s expense, shall perform all necessary restoration, including, without limitation, restoration made necessary to the Premises or the Project by the removal of the Tenant Alterations and Tenant’s Personal Property, at or prior to the expiration or termination of this Lease.

16.2 Removal By Landlord. Landlord may elect to retain or dispose of, in any manner, any Tenant Alterations or Personal Property that Tenant does not remove from the Premises on expiration or earlier termination of the Term. Title to such Tenant Alterations or Personal Property Landlord elects to retain on expiration or earlier termination of the Term shall vest in Landlord. Tenant waives all claims against Landlord for any damage to Tenant resulting from Landlord’s retention or disposition of any such Tenant Alterations or Personal Property. Tenant shall be liable to Landlord for Landlord’s costs for storing, removing and disposing of any Tenant Alterations or Personal Property and the cost of any repairs to the Premises and/or the Project associated with the removal.

16.3 Holding Over. If Tenant holds over after the expiration or earlier termination of the Term with or without the express written consent of Landlord, such Tenancy shall be from month-to-month only, at a rental rate equal to two hundred percent (200%) of the Rent in effect upon the date of such expiration or termination, and otherwise subject to the terms, covenants and conditions herein specified. Acceptance by Landlord of Rent after such expiration or earlier termination shall not constitute a holdover hereunder or result in a renewal. The foregoing provisions of this Section 16.3 are in addition to and do not affect Landlord’s right of re-entry or any rights of Landlord hereunder or as otherwise available to Landlord as a matter of law nor shall the foregoing be construed as consent by Landlord to any holding over by Tenant. Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord upon the expiration or other termination of this Lease.

SECTION 17: LANDLORD’S LIABILITY; SALE BY LANDLORD.

17.1 No Personal Liability. Landlord or any successor in interest of Landlord (whether one or more individual(s), a partnership, a joint venture, a corporation, a trustee or other fiduciary, or the trust or other entity or organization for which any fiduciary acts) shall have no direct or personal liability with respect to any term or requirement of this Lease beyond Landlord’s or the successor’s interest in the Project. Tenant shall look solely to the estate of Landlord or the successor in the Project for the satisfaction of any claim by Tenant, it being the intention and agreement of the parties to this Lease that none of Landlord or the other Indemnified Parties be personally liable for any deficiency or judgment against Landlord arising out of this Lease except to the extent expressly provided herein.

17.2 Tenant’s Equitable Remedy. Tenant shall not be entitled to any damages because of Landlord’s failure or refusal to consent or approve of any matter requested by Tenant. Tenant’s sole remedy shall be an action for specific performance or injunction.

17.3 Deposit. In the event the original Landlord hereunder, or any successor in interest of Landlord, shall sell or convey its interest in the Project, Tenant agrees to attorn to such new owner. Landlord shall transfer to the new owner the balance of the Security Deposit, if any, and, after the new owner’s notice to Tenant to that effect, Landlord shall be relieved of all future liability with respect to the Security Deposit.

17.4 Covenants. In the event of any transfer by any Landlord of its interest, such Landlord shall be automatically relieved from all liability accruing from and after the date of the transfer or conveyance.

SECTION 18: HAZARDOUS MATERIALS.

18.1 Definitions. As used in this Section 18, the following words or phrases shall have the following meanings:

(a) “Agents” means Tenant’s partners, officers, directors, shareholders, employees, agents, contractors, assignees, and subtenants of Tenant.

(b) “Claims” means claims, liabilities, losses, actions, environmental suits, causes of action, legal or administrative proceedings, damages, fines, penalties, loss of rents, liens, judgments, costs and expenses (including, without limitation, attorneys’ fees and costs of defense, and consultants’, engineers’ and other professionals’ fees and costs).

(c) “Hazardous Materials” means any: (i) Substance which is regulated by any Hazardous Materials Law; (ii) asbestos and asbestos-containing materials; (iii) urea formaldehyde; (iv) radioactive substance; (v) flammable explosives; (vi) petroleum, including crude oil or any fraction thereof; (vii) polychlorinated biphenyls; and (viii) “hazardous substances,” “hazardous materials” or “hazardous waste” under any Hazardous Materials Law.

(d) “Hazardous Materials Laws” mean: (i) any existing or future federal, state or local law, ordinance regulation or code which protects health, safety or welfare, or the environment; (ii) any existing or future administrative or legal decision interpreting any such law, ordinance, regulation or code; and (iii) any common law theory which may result in Claims against Landlord, the Premises or the Project.

(e) “Permits” means any permit, authorization, license or approval required by any applicable governmental agency.

(f) “Substance” means any substance, material, product, chemical, waste, contaminant or pollutant.

(g) “Use” means use, generate, manufacture, produce, store, release, discharge, allow to exist and transport to or from the Project.

18.2 Use of Hazardous Materials. Without limiting the generality of this Section 18, and except as provided hereinbelow, Tenant covenants and agrees that Tenant and its Agents shall not bring into, maintain upon, or Use in or about the Project, or transport to or from the Project, any Hazardous Materials, nor shall Tenant or its Agents release or dispose of any Hazardous Materials in, on, under or about the Project in violation of any Hazardous Materials Law. Notwithstanding the foregoing provisions, Tenant may Use any Substance typically found or used in premises for the Permitted Use permitted by this Lease, so long as: (a) any such Substance is typically found only in such quantity as is reasonably necessary and customary for Tenant’s Permitted Use; (b) any such Substance and all equipment necessary in connection with the Substance are Used strictly in accordance with the manufacturers’ instructions therefore; (c) no such Substance is released or disposed of in or about the Project in violation of any Hazardous Materials Law; (d) any such Substance and all equipment necessary in connection with the Substance are removed from the Project and Premises and transported for Use or disposal by Tenant in compliance with any applicable Hazardous Materials Laws upon the expiration or earlier termination of this Lease; and (e) Tenant and its Agents comply with all applicable Hazardous Materials Laws. Tenant shall not use or install in or about the Premises any asbestos or asbestos-containing materials.

18.3 Delivery of Notices. Tenant shall furnish to Landlord copies of all notices, claims, reports, complaints, warnings, asserted violations, documents or other communications received or delivered by Tenant, as soon as possible and in any event within five (5) days after such receipt or delivery, with respect to any actual or alleged Use, disposal or transportation of Hazardous Materials in or about the Premises and the Project. Whether or not Tenant received any such notice, claim, report, complaint, warning, asserted violation, document or other communication, Tenant shall immediately notify Landlord, orally and in writing, if Tenant or any of its Agents knows or has reasonable cause to believe that any Hazardous Materials, or a condition involving or resulting from the same, is present, in Use, has been disposed of, or transported to or from the Premises or the Project. The parties hereto acknowledge the potential existence of fungi, bacteria, molds and viruses in or around the Project. In that regard the parties hereto acknowledge that except in the case of willful misconduct, neither party shall have any liability for damage and/or claims resulting from any claims made against the other for fungi, including but not limited to mold, mildew, yeast; bacteria; viruses; or dust, spores, odors, particulates or byproducts, including mycotoxins and endotoxins, resulting from any source whatsoever.

18.4 Cleanup and Remediation. If Tenant or its Agents violate any provision of this Section 18, then Tenant shall immediately notify Landlord in writing and shall be obligated, at Tenant’s sole cost, to abate, remediate, clean-up and/or remove from the Project, and dispose of, all in compliance with all applicable Hazardous Materials Laws, all Hazardous Materials Used by Tenant or its Agents. Such work shall include, but not be limited to, all testing and investigation required by Landlord, Landlord’s Lender and/or ground Lessor, if any, and any governmental authorities having jurisdiction, and preparation and implementation of any remedial action plan required by any governmental authorities having jurisdiction. Tenant’s indemnification covenant set forth in Section 18.6 shall extend to any enforcement or other action instituted by any governmental authority with respect to any such alleged requirement and, Tenant shall promptly, at Tenant’s cost, comply with any requirement determined to be applicable to Tenant. All such work shall, in each instance, be conducted (a) to the satisfaction of the governmental authority having jurisdiction, if a governmental authority has assumed jurisdiction of such work, (b) to Landlord’s reasonable satisfaction if a governmental authority has but declines to assume jurisdiction of such work or (c) to Landlord’s reasonable satisfaction if there is no applicable governmental requirement with respect to such work and no governmental authority takes jurisdiction of such work. If Tenant does not reasonably comply with the provisions of this Section 18.4, then Landlord may, without prejudicing, limiting, releasing or waiving Landlord’s rights under this Section 18, separately undertake such work, but only after first giving Tenant notice of its intent to do so and the opportunity to cure such default and Tenant shall promptly reimburse all costs incurred by Landlord.

18.5 Entry. Landlord shall have the right to enter and inspect the Premises, and the right to inspect Tenant’s books and records, to verify Tenant’s compliance with, or violations of, the provisions of this Section 18. Furthermore, Landlord may conduct such investigations and tests as Landlord or Landlord’s Lender may require. If either (a) as a result of such inspections or tests, Tenant is found to be in material breach of the provisions of this Section 18 or (b) as to any test or investigation requested by any governmental authority or Landlord’s Lender there is reasonable cause to believe that Tenant is in material breach of the provisions of this Section 18, then, in either such instance, Tenant, in addition to its other obligations set forth in this Section 18, shall promptly reimburse Landlord for all costs incurred in connection with such test or inspection.

18.6 Indemnity. Tenant shall indemnify, defend and hold harmless Landlord and the other Indemnified Parties, and the Project, from and against any and all Claims incurred by such Indemnified Parties, or any of them, in connection with or as the result of: (a) the presence, Use or disposal of any Hazardous Materials in or about the Premises or Project by Tenant or its Agents; (b) any injury to or death of persons or damage to or destruction of property resulting from the presence, Use or disposal of any Hazardous Materials in or about the Premises or Project by Tenant or its Agents; (c) any violation by Tenant or its Agents of any Hazardous Materials Laws; and (d) any failure of Tenant or its Agents to observe the provisions of this Section 18.6. Tenant’s obligations hereunder shall include, without limitation, and whether foreseeable or unforeseeable, all costs of any required or necessary testing, investigation, studies, reports, repair, clean-up, detoxification or decontamination of the Premises or Project, and the preparation and implementation of any closure, removal, remedial action or other required plans in connection therewith, and shall survive the expiration or earlier termination of the Term. For purposes of this indemnification provision, any acts or omissions of Tenant and its Agents (regardless of whether they are negligent, intentional, willful, or unlawful) shall be strictly attributable to Tenant. If, at any time after the initiation of any suit, action, investigation or other proceeding which could create a right of indemnification under this Section 18.6, Tenant is not complying with the provisions of Section 18.4, then Landlord may, without prejudicing, limiting, releasing or waiving the right of indemnification provided herein, separately defend or retain separate counsel to represent and control the defense as to Landlord’s interest in such suit, action, investigation or other proceeding. Tenant shall pay all costs of Landlord’s separate defense or counsel upon demand.

SECTION 19: SIGNS. Landlord shall provide Tenant’s name in the Project’s lobby directory, Building elevator lobby, and standard signage adjacent to the entrance to the Premises. Upon Landlord’s prior written approval (as expressly defined below), Tenant shall have the right to install Tenant’s corporate name and logo on the entrance doors to the Premises. Except as otherwise permitted by this Section 19, Tenant has no right to install Tenant identification signs in any other location in, on or about the Project and shall not display or erect any other signs, displays or other advertising materials that are clearly visible from the exterior of the Project or from within the Project in any interior or exterior Common Areas. The size, design, color and other physical aspects of any and all sign(s) permitted by Landlord will be subject to (i) Landlord’s written approval prior to installation, which approval may be withheld in Landlord’s sole discretion, (ii) all Matters of Record, and (iii) any applicable municipal or governmental permits and approvals. Without limiting Landlord’s other rights and remedies, Landlord may immediately remove any signs installed by or on behalf of Tenant which are installed in violation of this Section 19.

SECTION 20: ENTITY AS TENANT. The parties executing this Lease hereby represent and warrant to each other that the individuals executing this Lease are duly authorized to execute and deliver this Lease, and that this Lease is binding upon and enforceable against the parties in accordance with its terms.

SECTION 21: ENTIRE AGREEMENT. This Lease constitutes the entire understanding of the parties with respect to the Premises and supersedes all prior or contemporaneous understandings and agreements relating to the subject matter thereof. There are no other promises, covenants, understandings, agreements, representations, or warranties with respect to the subject matter of this Lease except as expressly set forth herein or in any instrument executed concurrently herewith.

SECTION 22: MODIFICATION. This Lease may not be modified, terminated or amended except pursuant to a written instrument duly executed by all of the parties hereto.

SECTION 23: BROKERS. Landlord and Tenant each warrant and represent to the other that it has not employed or dealt with any real estate broker or finder in connection with this Lease, except for the broker(s), if any, whose name(s) is (are) set forth in the Basic Lease Provisions, and that it knows of no other real estate broker, agent or finder who is or might be entitled to a commission or fee in connection with this Lease. Landlord and Tenant each agree to indemnify, defend and hold the other harmless from and against any and all claims of any other broker or finder, used by it on account of any brokerage commission or finder’s fee in connection with this Lease.

SECTION 24: NO RECORDATION. In no event shall this Lease or any memorandum thereof be recorded without the written consent of both Landlord and Tenant.

SECTION 25: TIME OF THE ESSENCE. Subject to the provisions of Section 33, time is of the essence of this Lease and each of the provisions hereof.

SECTION 26: FINANCIAL STATEMENT. At any time during the Term, Tenant shall upon 10 days prior written notice from Landlord, provide Landlord with a current financial statement and financial statements of the 2 fiscal years of Tenant prior to the current financial statement year. Such statements shall be prepared in accordance with generally accepted accounting principles.

SECTION 27: FURTHER ASSURANCES. From time to time, either party, at the request of the other party, and without further consideration, shall execute and deliver further instruments and take such other actions as the requesting party may reasonably require to complete more effectively the transactions contemplated by this Agreement.

SECTION 28: MODIFICATION FOR LENDER. If, in connection with obtaining any financing for the Project, the prospective lender shall request reasonable modifications to this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or defer its consent thereto, provided that such modifications shall not increase the obligations of Tenant hereunder or have a materially adverse effect on the leasehold interest hereby created or Tenant’s rights hereunder.

SECTION 29: NO THIRD PARTY BENEFITS. This Lease is made and entered into for the sole benefit and protection of the parties hereto, and the parties do not intend to create any rights or benefits under this Lease for any person who is not a party to this Lease, other than a Lender and the Indemnified Parties.

SECTION 30: NAME OF PROJECT. Tenant shall not use the name, insignia or logo-type of the Project for any purpose. Tenant shall not use any picture of the Project in its advertising, stationery or any other manner.

SECTION 31: WAIVER. The waiver by any party of any term, covenant, agreement or condition herein contained shall be effective only if in writing and shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant, agreement or condition herein contained, nor shall any custom or practice which may develop between the parties in the administration of this Lease be construed to waive or to lessen the right of any party to insist upon the performance by the other party in strict accordance with all of the terms, covenants, agreements and conditions of this Lease. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant, agreement or condition of this Lease, other than the failure of Tenant to timely pay, the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent.

SECTION 32: NO LIGHT AND AIR EASEMENT. Any diminution, restriction, or shutting off of light, or air, or view from the Premises, by any building, sign, structure or similar improvement that may at any time be erected on the Project and/or on lands adjacent to or in the vicinity of the Project shall in no way affect this Lease, abate any Rent, or otherwise impose any cost, liability or obligation upon Landlord and shall not result in and/or constitute a breach of the covenant of quiet enjoyment and/or amount to a constructive eviction.

SECTION 33: FORCE MAJEURE. Whether or not any specific provision of this Lease expressly excepts delays caused by Force Majeure, neither Tenant nor Landlord shall be chargeable with, or be liable or responsible to the otherwise chargeable, liable or responsible party for, anything or in any amount for any failure to perform or delay in performing caused by Force Majeure, provided that nothing herein shall affect or relieve Tenant’s obligation to pay Rent under this Lease. Any such failure or delay due to Force Majeure shall not be deemed a breach of or default in the performance of this Lease by either Tenant or Landlord.

SECTION 34: CIVIC PROGRAMS. Tenant agrees to reasonably cooperate to participate in any traffic management, resource conservation, safety, and other similar programs, whether voluntary or required, which may be civic or community benefit programs generally applicable to businesses located in Oakland, California or specifically applicable to the Project or the area in which the Project is located, to, the fullest extent permitted by the requirements of Tenant’s business. Tenant shall execute and deliver promptly any documents requested by any governmental authority in connection with the foregoing. Neither this Section 34 nor any other provision in this Lease, however, is intended to, nor shall it, create any rights or benefits in any other person, firm, company, governmental entity or the public.

SECTION 35: ESTOPPEL CERTIFICATE. Tenant, shall at any time, and from time to time, upon ten (10) business days’ prior written notice from Landlord, execute, acknowledge and deliver to Landlord an Estoppel Certificate. Any Estoppel Certificate may be relied upon by any Lender or any prospective lender with respect to, or any prospective purchaser of any interest in, the Project. Any failure or refusal by Tenant to execute and return a requested Estoppel Certificate within the time period specified in this Section 35 which continues for three (3) business days after notice of failure shall constitute a Default. Upon written request by Tenant not more than two (2) times during the Term, Landlord shall execute and deliver a commercially reasonable estoppel certificate to Tenant within the time period specified above.

SECTION 36: RIGHT TO PERFORMANCE. If Tenant shall fail to perform any act on its part to be performed hereunder, and such failure shall continue for thirty (30) days after written notice thereof to Tenant, provided that no notice shall be required in cases of emergency, Landlord may, without waiving or releasing Tenant from any obligations of Tenant perform such act. All sums so paid by Landlord and all costs incidental thereto (including attorneys and other fees and costs), together with interest thereon at the Interest Rate from the date of such payment by Landlord, shall be deemed to be Rent and shall be payable to Landlord by Tenant upon demand therefor. Any obligation of Landlord under this Lease may be fulfilled by Landlord’s Employees or by any agent or independent contractor of Landlord.

SECTION 37: EXECUTION OF LEASE BY LANDLORD. Neither the submission of this document to Tenant, nor examination and negotiation by Landlord or Tenant, constitutes an offer to lease, or a reservation in favor of Tenant of, or option to Tenant for, the Premises. This document shall become effective and binding only upon execution and delivery (a) of this Lease by Tenant and by Landlord, and (b) of the Guaranty by Guarantor.

SECTION 38: PROFESSIONAL FEES. If either party becomes involved in litigation or arbitration arising out of this Lease or the performance thereof, the court in such litigation or arbitrator in such arbitration shall, award legal expenses (including, but not limited to attorneys and other professional and paraprofessional fees incurred) to the prevailing party including all such costs and attorneys’ fees incurred as a result of any appeal filed by the non-prevailing party.

SECTION 39: SURVIVAL OF INDEMNITIES. All provisions in this Lease relating to indemnities by either party to the befit of the other, or successor, shall survive the expiration or termination hereof for any reason and shall run to the benefit of the original Landlord named herein as well as any successor in interest to it.

SECTION 40: NOTICES. All notices, requests, demands or other communications required or desired to be given hereunder, to be legally binding, shall be in writing and may be served personally (including service by any commercial messenger or courier service) or by registered or certified United States mail, return receipt requested, with all postage and fees fully prepaid, addressed to the respective address set forth in Section 1.1 and 1.2 above, or to such other address as the party to whom the notice is addressed has theretofore specified in a notice served upon the other party in accordance with the requirements hereof. Alternatively, notices may be served by facsimile transmission sent to the respective facsimile transmission number specified in the applicable Base Lease Provisions. All notices shall be effective upon actual delivery to the addressee, as evidenced by the return receipt if service is by mail, except in the case of a party that has relocated and has not served upon the other party a notice of a new address for service of notices as specified above, or in the case if a party to whom the notice is addressed that refuses to accept delivery of the notice, in either of which cases the notice shall be deemed effective upon the first date of attempted delivery, as indicated by the return receipt if the attempted service was by mail, at the last address of which the party attempting to make the service had notice. In addition, a copy of any notice with respect to a default of or claim against Landlord, which is served upon Landlord, shall be sent concurrently to all Lenders of which Tenant has notice, as provided in Section 13.3 above.

SECTION 41: OFAC COMPLIANCE. The parties hereby warrant and represent to their respective knowledge that: (a) neither party nor any of its affiliates does business with, sponsors, or provides assistance or support to, the government of, or any person located in, any country, or with any other person, targeted by any of the economic sanctions of the United States administered by The Office of Foreign Assets Control (“OFAC”); Neither party is owned or controlled (within the meaning of the regulations promulgating such sanctions or the laws authorizing such promulgation) by any such government or person; and any payments and/or proceeds received by either party under the terms of this Lease will not be used to fund any operations in, finance any investments or activities in or make any payments to, any country, or to make any payments to any person, targeted by any of such sanctions; (b) no funds tendered under the terms of this Lease are or will be directly or indirectly derived from activities that may contravene U.S. federal, state or international laws and regulations, including anti-money laundering laws; (c) neither party, nor any person controlling, controlled by, or under common control with, either party, nor any person having a beneficial interest in either party, nor any person for whom either party is acting as agent or nominee, nor any person providing funds to either party in connection with this Lease (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; (iii) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws; (iv) is a person or entity that resides or has a place of business in a country or territory which is designated as a Non-Cooperative Country or Territory by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (v) is a “Foreign Shell Bank” within the meaning of the Patriot Act (i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision); (vi) is a person or entity that resides in, or is organized under the laws of, a jurisdiction designated by the Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns; (vii) is an entity that is designated by the Secretary of the Treasury as warranting such special measures due to money laundering concerns; or (viii) is a person or entity that otherwise appears on any US.-government provided list of known or suspected terrorists or terrorist organizations. For purposes of this representation, the term “Anti-Money Laundering Laws” shall mean all laws, regulations and executive orders, state and federal, criminal and civil, that (1) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (3) require identification and documentation of the parties with whom a financial institution conducts business; or (4) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations, and sanctions shall include, without limitation, the USA PATRIOT Act of 2001, Pub. L. No.107 -56 (the “Patriot Act”), Executive Order 13224, the Bank Secrecy Act, 31 U.S.C. Section 531 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. Section I et. seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq., the OFAC-administered economic sanctions, and laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957. The parties have reviewed the OFAC website, and conducted such other investigation as it deems necessary or prudent, prior to making these representations and warranties.

SECTION 42: NON-DISCRIMINATION. Neither Tenant nor any of its affiliates, employees, contractors, subcontractors, or agents shall unlawfully discriminate against any employee or applicant for employment because of race, religion, color, national origin, ancestry, physical handicap, medical condition, marital status, age (over 40) or sex. Tenant and its affiliates, employees, contractors, subcontractors, and agents shall (i) assure that the evaluation and treatment of their employees and applicants for employment are free of such discrimination, (ii) take affirmative action to ensure that applicants are employed, and that employees are treated during employment without regard to, race, religion, color, national origin, ancestry, physical handicap, medical condition, marital status, age (over·40) or sex. Tenant and its affiliates, employees, contractors, subcontractors, and agents shall (i) assure that the evaluation and treatment of their employees and applicants for employment are free of such discrimination, (ii) take affirmative action to ensure that applicants are employed, and that employees are treated during employment without regard to, race, religion, color, national origin, ancestry, physical handicap, medical condition, marital status, age (over 40) or sex (including, but not limited to, during the activities of: upgrading, demotion, or transfer; recruitment or recruitment advertising, layoff or termination; rates of pay or other forms of compensation; and selection for training, including apprenticeship), (iii) comply with the provisions of the California Fair Employment and Housing Act (Section 12900 et seq. of the California Government Code) and the applicable regulations promulgated thereunder (California Code of Regulations, Title 2, Division 4, Chapter 1, Section 7285.0 et seq.), but only if and to the extent Tenant and its affiliates, employees, contractors, subcontractors, and agents are required to do so under applicable law, (iv) give written notice of their obligations under this clause to labor organizations with which they have a collective bargaining or other agreement, (v) conduct their respective activities in accordance with Title VI of the Civil Rights Act of 1964 and the rules and regulations promulgated thereunder, but only if and to the extent Tenant and its affiliates, employees, contractors, subcontractors, and agents are required to do so under applicable law, and (vi) post in conspicuous places, available to employees and applicants for employment, notices setting forth their respective policies regarding non-discrimination.

SECTION 43: GOVERNING LAW. This Lease shall be governed by and construed pursuant to the law of the State of California, without reference to conflicts of laws rules.

SECTION 44: SEVERABILITY. In the event that any provision of this Lease shall be adjudicated to be void, illegal, invalid, or unenforceable, the remaining terms and provisions of this Lease shall remain in full force and effect.

SECTION 45: SUCCESSORS AND ASSIGNS. Subject to all restrictions set forth herein, the terms, covenants, conditions and agreements herein contained shall inure to the benefit of and bind the heirs, successors, legal representatives and assigns of the parties hereto.

SECTION 46: DEFINITIONS. In addition to the terms defined in Section 1 of the Lease, the following terms shall have the meanings specified below when used in the Lease:

46.1 “Additional Rent” means all of those items to be paid by Tenant which are specified in Section 3.2.

46.2 “Additional Services” means all excessive or additional services in excess of Basic Services relating to Tenant’s use and occupancy of the Premises.

46.3 “Affiliate” means, with respect to a Person, any other Person controlled by or in control of such Person, or any other Person who, together with such Person, are under the common control of a third Person

46.4 “Annual Statement” shall have the meaning specified in Section 3.3.3.

46.5 “Basic Services” means the utilities and services specified in Section 6.1 as being provided to the Premises by Landlord, subject to the conditions therein set forth.

46.6 “Buildings” means the buildings located at 2101 Webster Street and 2100 Franklin, which comprise the Center 21 Project in Oakland, California.

46.7 “CC&Rs” means any covenants, conditions and restrictions, now existing or hereafter entered into between the owner or ground lessee of the Land, with or for the benefit of any other party who is the owner or ground lessee of any land adjacent to or in the vicinity of the Land, including land separated from the Land by a public right-of-way. Landlord shall be entitled to enter into any CC&Rs at any time during the Term, and Tenant agrees that the Lease shall be subordinate and subject to all CC&Rs now existing or so entered into by Landlord. No future CC&Rs shall increase the obligations and/or adversely materially affect the rights of Tenant under this Lease.

46.8 “Common Areas” means all areas within the exterior boundaries of the Project now or later made available for the general use of Landlord and other persons entitled to occupy floor area in the Project, including the common entrances, lobbies, restrooms, elevators, stairways and accessways, loading docks, ramps, parkways, driveways and roadways, loading and unloading areas, trash areas, landscaped areas in the Project, and the common pipes, conduits, wires and appurtenant equipment serving the Premises. Any enlargement of or addition to the Common Areas shall be included in the definition of Common Areas.

46.9 “Default” shall have the meaning specified in Section 11.

46.10 “Default Rate” means the lesser of (a) 18% per annum, or (b) the maximum rate per annum permitted by applicable Law.

46.11 “Estoppel Certificate” means a certificate to be executed as specified in Section 35 and in the form of Exhibit “E”, together with such additional information as any Lender or prospective purchaser or sublessor may require.

46.12 “Excess Consideration” shall have the meaning specified in Section 7.6.

46.13 “Excess Expense)” shall have the meaning specified in Section 3.3.

46.14 “Excess Expense Estimate” shall have the meaning specified in Section 3.3.1.

46.15 “Force Majeure” means fire, earthquake, explosion, flood, hurricane, the elements, acts of God or the public enemy, action, restrictions, limitations, or interference of governmental authorities or agents that are outside the direct control of Landlord or Tenant, war, invasion, terrorist attack, insurrection, rebellion, riots, strikes or lockouts, or any other cause or occurrence, whether similar or dissimilar to the foregoing, which is beyond the reasonable control of Landlord.

46.16 “Guarantor” means any guarantor(s), if any, listed in Section 1.12 of Basic Lease Provisions, or any other party or parties that may hereinafter guaranty the performance of all or some of Tenant’s obligations under this Lease, and their respective successors and assigns.

46.17 “Guaranty” means the Guaranty, if any, attached to this Lease as Exhibit “G” or any other guaranty of Tenant’s obligations under this Lease delivered by a Guarantor.

46.18 “Holidays” means all federally observed Holidays, as they may be observed from time to time, including New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Veterans Day, Thanksgiving Day, Christmas Day, and, to the extent of Basic Services provided by union members engaged at the Project, such other holidays observed by such unions.

46.19 “Indemnified Parties” shall have the meaning specified in Section 8.9.

46.20 “Land” means the land on which the Project is located.

46.21 “Landlord’s Employees” means Landlord’s agents, Affiliates, representatives, contractors, licensees, employees, directors, officers, partners, members, managers and trustees and their respective agents, representatives, contractors, licensees, employees, partners, members, officers, directors, managers and trustees. “Law” means any federal, state, county, municipal, or other local governmental statute, law, ordinance, rule, regulation, code, decree, or order, including all decisions of any court that are binding precedents in the State of California.

46.22 “Law” means any federal, state, county, municipal, or other local governmental statute, law, ordinance, rule, regulation, code, decree, or order, including all decisions of any court that are binding precedents in the State of California.

46.23 “Lease Year” means a period of 12 consecutive calendar months, the first of which shall commence on the first day of the first full calendar month during the Term, with each following Lease Year beginning on each consecutive anniversary thereof.

46.24 “Lender” means any holder of any Mortgage, and if the Mortgage is a ground lease, such term shall refer to the ground lessor.

46.25 “Lender Cure Period” means the period given any Lender to cure any default of Landlord, as provided in Section 13.3 of the Lease.

46.26 “Matters of Record” means all easements, agreements, rights-of-way, liens, covenants, conditions, or restrictions of any nature now or hereafter affecting the Land or the Project or any part thereof and constituting a matter of public record, including, without limitation any CC&Rs or REA.

46.27 “Mortgage” means any mortgage, deed of trust or other similar encumbrance now or hereafter placed upon the Land, the Project, any portion thereof which includes the Premises, and all renewals, modifications, consolidations, replacements or extensions thereof, and all indebtedness of other monetary obligations now or hereafter secured thereby together with all interest thereon.

46.28 “Operating Costs” means all costs incurred by Landlord in maintaining, repairing, replacing, altering, managing and operating the Project (including the Buildings and the Parking Structure) during or allocable to the term of the Lease, including, but not limited to, all costs for (a) utilities, (b) supplies, (c) insurance maintained by or for Landlord (including but not limited to, public liability and property damage, earthquake, rent continuation, and/or fire and extended coverage insurance for up to the full replacement cost of the Project), (d) services of independent contractors, (e) compensation (including employment taxes and fringe benefits) of all persons who perform regular duties connected with the day-to-day management, operation, maintenance, repair and overhaul of the Project, including, without limitation, office personnel for the office of the Project, engineers, janitors, painters, floor waxers, window washers, parking attendants, watchmen, and gardeners, (f) management of the Project or any portion of it, (g) rental expenses for, or a reasonable allowance for depreciation of, personal property used in the management, maintenance, operation and repair of the Project, (h) any costs or expenses allocated to the Project in connection with any REA that may now exist or may hereafter affect the Project, (i) the cost of any capital improvements made to the Project after the date of the Lease which improvements reduce other Operating Costs, or are required by any Law enacted after the date of this Lease, in any such case such cost to be amortized over the useful life of the improvement (“Permitted Capital Items”) (j) Taxes, (k) the cost of providing Basic Services, and (l) any other costs and expenses incurred by Landlord relating to the Project or under or relating to the Lease and not reimbursed separately by tenants of the Project. Landlord may designate other land and improvements outside the boundaries of the Project to be a part of the common areas, including streets, driveways, retaining walls, fences, curbs, sidewalks, walkways and other areas for use by Tenant and other tenants of the Project, provided that such other land and improvements have a reasonable and functional relationship to the Project. The Operating Costs during the Base Year and in each successive year shall be adjusted to reflect the Operating Cost and Taxes at a 95% occupancy level. Landlord may, as necessary, establish different cost pools to allocate Operating Expenses among tenants that should equitably pay a portion of such expenses and to avoid inequitably allocating expenses to tenants. See Addendum, Paragraph 46.28.

46.29 “Parking Facilities” means the Underground Parking Garage and the Parking Structure.

46.30 “Person” means an individual, trust, partnership, joint venture, association, corporation, and any other legal or business entity.

46.31 “Personal Property” means any trade fixtures, furnishings or equipment, and all other personal property contained in the Premises from time to time.

46.32 “Project” shall mean the Project described in Section 1.4, including the Land, the Buildings thereon and all roads, plazas, landscaped areas, Common Areas, improvements and other facilities situated on or adjacent to the Land, constituting an integrated Project, as the same may be modified, altered, reduced or expanded from time to time throughout the Term of this Lease.

46.33 “REA” means any reciprocal easement and/or operating agreement, and any covenants, conditions and restrictions, now existing or hereafter entered into between the owner or ground lessee of the Project, with or for the benefit of any other party who is the owner or ground lessee of any land adjacent to or in the vicinity of the Project, including land separated from the Project by a public right-of-way. Landlord shall be entitled to enter into any REA(s) at any time during the Term, and Tenant agrees that this Lease shall be subordinate and subject to all REAs now existing or so entered into by Landlord. No future REA shall materially adversely increase obligations or affect Tenant’s rights under this Lease.

46.34 “REA Parties” means the parties to any REA now or hereafter affecting the Project.

46.35 “Relocated Premises” means the other premises within the Project to which Landlord may cause Tenant to relocate as provided in Section 2.10.

46.36 “Rent” means the aggregate total of all of the following: (a) the Base Rent payable by Tenant hereunder; (b) all sums designated as “Additional Rent” payable by Tenant hereunder; and (c) any other sums required to be paid by Tenant hereunder. All Rent, including but not limited to, all taxes, fees, costs and expenses which are attributable to, payable by or the responsibility of Tenant hereunder, shall constitute “rent” within the meaning of California Civil Code Section 1951(a).

46.37 “Rules and Regulations” means the requirements set forth in Exhibit D and such reasonable and nondiscriminatory additions, modifications and amendments thereto as Landlord may adopt from time to time for use in the Project.

46.38 “Systems and Equipment” means any plant, machinery, transformers, duct work. cable, wires, equipment, facilities, or systems designed to supply heat, ventilation, air conditioning, humidity, or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, security, or fire/life/safety systems or equipment, or any other mechanical, electrical, electronic, computer or other systems or equipment utilized for the Project or any portion of it, including all systems installed in the Premises by Landlord, other than any systems or equipment in or exclusively pertaining to a particular premises or other tenant in the Project.

46.39 “Taxes” means all taxes, assessments, water and sewer charges and other similar governmental charges levied on or attributable to the Project or its operation, including, but not limited to, real property taxes and assessments levied or assessed against the Project, personal property taxes or assessments levied or assessed against the Project, and any tax measured by gross rents received from the Project, together with any costs incurred by Landlord (including attorneys’ and other professional and paraprofessional fees and costs incurred in good faith) in contesting any such taxes, assessments or charges, but excluding any net income, franchise, capital stock, estate or inheritance taxes imposed by the state or federal government or by any agency, branch or department thereof. If at any time during the Term there shall be levied, assessed or imposed on Landlord or the Project by any governmental entity, any general or special, ad valorem or specific, excise, capital levy or other tax, assessment, levy or charge directly on any Rent received under the Lease or other leases affecting the Project, and/or any license fee, excise or franchise tax, assessment, levy or charge measured by or based, in whole or in part, upon any Rent, and/or any transfer, transaction. or similar tax, assessment, levy or charge based directly or indirectly upon the execution of the Lease or any document to which Tenant is a party creating or transferring an interest or estate in the Premises, or the transactions represented by other leases affecting the Project or based upon a reassessment of the Project, or any portion thereof, or due to a change in ownership or transfer of all or part of Landlord’s interest in the Lease, the .Project, or any portion thereof, and/or occupancy, use per capita or other tax, assessment, levy or charge based directly or indirectly upon the use or occupancy of the Premises or the Project, then Taxes shall include any such tax, assessment, levy or charge. If the assessed valuation of, or the taxes, assessments and charges attributable to the Project, shall not be based upon the Project being at least 95% occupied and fully assessed, then, for purpose of calculating Tenant’s Proportionate Share of Taxes hereunder, such taxes, assessments and charges shall be adjusted to reflect the amount of such taxes, assessments and charges that would have been payable if the Project had been 95% occupied and fully assessed. In any year when Taxes have been reduced pursuant to a “Proposition 8” reduction, the Taxes shall be deemed to equal what such Taxes would have been without such reduction in calculating Excess Expenses. For the purpose of calculating Taxes for the Base Year, Taxes will include Taxes arising from the sale of the Project in 2008 to the originally named Landlord, whether or not the Project has actually been reassessed.

46.40 “Tenant Alterations” means any alterations, additions, or improvements to the interior of the Premises, including the improvements installed in the Premises at the outset of the Lease in accordance with Exhibit “C”, and whether paid for by Landlord, by Tenant, or otherwise.

46.41 “Tenant’s Employees” means, collectively, all of Tenant’s agents, licensees, contractors, subcontractors, employees, directors, officers, partners, trustees and invitees.

46.42 “Tenant Improvements” shall have the meaning specified in Exhibit “C”.

46.43 “Tenant’s Proportionate Share” means the percentage calculated in accordance with Section 1.5 of the Lease, pending any change in the rentable area of the Premises or in the rentable area of the Project.

46.44 “Transfer” means any transfer, sale, conveyance, assignment, subleasing, granting of a license, encumbrance, mortgage, deed of trust or hypothecation by Tenant of all or any part of its interest in the Lease or the Premises, as the case may be, and any Transfer described in Section 7.3 hereof.

46.45 “Transfer Documents” means any assignment or sublease or other document pursuant to which a Transfer is, or is proposed to be, accomplished.

46.46 “Transfer Notice” shall mean the notice from Tenant to Landlord required by the terms of Section 7.1 as a prerequisite to any Transfer.

46.47 “Transferee” means any person to whom a transfer is made or proposed to be made.

SECTION 47: COUNTERCLAIM AND JURY TRIAL; JUDICIAL REFERENCE. IN THE EVENT THAT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NON-PAYMENT OF RENT OR OTHER CHARGES PROVIDED IN THIS LEASE, TENANT SHALL NOT INTERPOSE ANY UNRELATED COUNTERCLAIM OF ANY NATURE OR DESCRIPTION IN ANY SUCH PROCEEDING OR ACTION. TO THE FULL EXTENT PERMITTED UNDER APPLICABLE LAWS, TENANT AND LANDLORD BOTH WAIVE A TRIAL BY JURY OF ANY AND ALL ISSUES ARISING IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES HERETO OR THEIR AFFILIATES, UNDER OR CONNECTED WITH THIS LEASE, ANY OF ITS PROVISIONS, OR ANY TRANSACTIONS OR AGREEMENTS SET FORTH HEREIN OR CONTEMPLATED HEREBY (COLLECTIVELY, A “DISPUTE”). TO THE EXTENT THAT THE FOREGOING WAIVER OF JURY TRIAL IS UNENFORCEABLE, THE PARTIES AGREE THAT ALL DISPUTES ARISING OUT OF OR RELATING TO THIS LEASE (OTHER THAN UNLAWFUL DETAINER OR OTHER SUMMARY PROCEEDINGS) SHALL BE RESOLVED BY A JUDICIAL REFERENCE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE § 638. THE JUDICIAL REFEREE APPOINTED TO DECIDE THE JUDICIAL REFERENCE PROCEEDING SHALL BE EMPOWERED TO HEAR AND RESOLVE ANY OR ALL ISSUES IN THE PROCEEDING, WHETHER FACT OR LAW. IF LANDLORD AND TENANT ARE UNABLE TO AGREE UPON A REFEREE. WITHIN TEN (10) DAYS OF A WRITTEN REQUEST TO DO SO BY EITHER PARTY, EITHER PARTY MAY THEREAFTER SEEK TO HAVE A REFEREE APPOINTED BY THE COURT PURSUANT TO THE PROCEDURES SET FORTH IN CALIFORNIA CODE OF CIVIL PROCEDURE § 640.

—Signatures Next Page—

IN WITNESS WHEREOF, the parties have executed this Lease on the day and year specified above.

“Tenant”:

PANDORA MEDIA, INC., a California corporation

By:	/s/ Etienne Handman
Name:	Etienne Handman
Its:	Chief Operating Officer

“Landlord”:

CIM/OAKLAND CENTER 21, LP, a Delaware limited partnership

By:	CIM/Oakland Office Properties GP, LLC, its general partner

	By:	/s/ Avraham Shemesh
Avraham Shemesh Treasurer

EXHIBIT A

FLOOR PLAN OF THE PREMISES

Disclaimer

This is the preliminary lease plan intended for discussion purposes only. Landlord reserves the right to make any changes to the plan including, without limitation, building and store sizes, tenant names and configuration, entrances and overall configuration. Landlord makes no warranties or representations concerning any matter contained on this plan, handwritten or in any other manner noted, nor shall Tenant rely on same.

A-1

EXHIBIT B

STATEMENT OF COMMENCEMENT DATE

Date:             , 200

Lease dated as of: July 23, 2009

Landlord: CIM/Oakland Center 21, LP

Tenant: Pandora Media, Inc.

Premises: Suite 1650

Project: Center 21, Oakland, California

The undersigned hereby agree that the Commencement Date and Expiration Date of the above-referenced Lease are:

(a) Commencement Date:                                                                 , 200

(b) Expiration Date:                                                                           , 200

The Expiration Date set forth above shall not limit any options to extend the term contained in the Lease.

“Tenant”:

PANDORA MEDIA, INC., a California corporation

By:
Name:
Its:

“Landlord”:

CIM/OAKLAND CENTER 21, LP, a Delaware limited partnership

	By:	CIM/Oakland Office Properties GP, LLC, its general partner

By:
Avraham Shemesh Treasurer

B-1

EXHIBIT C

Intentionally deleted

C-1

EXHIBIT D

RULES AND REGULATIONS

These Rules and Regulations are in addition to the terms, covenants, agreements and conditions of any lease of space in the Project. In the event these Rules and Regulations conflict with any provision of the Lease, the Lease shall control. Landlord reserves the right to modify and make such other and reasonable Rules and Regulations as, in its judgment, may from time to time be needed for safety and security, for care and cleanliness of the Project and for the preservation of good order therein. Tenant agrees to abide by all such Rules and Regulations hereinabove stated and any additional rules and regulations which are adopted. Tenant shall be responsible for the observance of all the foregoing Rules and Regulations by Tenant’s employees, agents, clients, customers, invitees and guests. Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other occupant of the Project, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of Tenant or any other occupant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the occupants of the Project, including Tenant.

1.	Signs/Advertising. No sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside or inside of the Project without the prior written consent of Landlord. Landlord shall have the right to remove, at Tenant’s expense and without notice, any sign installed or displayed in violation of this rule. All approved signs or lettering on doors, windows and walls shall be printed, painted, affixed or inscribed at the expense of Tenant by a person chosen by Landlord, using materials of Landlord’s choice and in a style and format approved in writing by Landlord.

2.	No Obstructions. Tenant shall not obstruct any sidewalks, halls, exits, entrances, elevators, stairways or other passageways of the Project. The halls, exits, entrances, malls, elevators, stairways and other passageways are not for the general public, and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence, in the judgment of Landlord, would be prejudicial to the safety, character, reputation or other interests of the Project and its tenants; however, nothing herein shall be construed to prevent access to the Premises by persons with whom Tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. Neither Tenant nor any employee or invitee of Tenant shall go upon the roof of the Project without Landlord’s consent. Tenant shall not have the right to maintain displays of or to sell merchandise in the Common Areas or to use Common Areas in any manner, which would interfere with the rights of other tenants to use and access Common Areas.

3.	Directory. The directory of the Project, if any, will be provided exclusively for the display of the name and location of tenants only, and Landlord reserves the right to exclude any other names therefrom.

4.	Cleaning/Janitorial. Except for retail tenants, all cleaning and janitorial services for the Project and the Premises shall be provided exclusively through Landlord, and except with the written consent of Landlord, no person or persons other than those approved by Landlord shall be employed by Tenant or permitted to enter the Project for the purpose of cleaning the same. Tenant shall not cause any unnecessary labor by carelessness or indifference to the good order and cleanliness of the Premises. Landlord shall not in any way be responsible to Tenant for any loss of property on the Premises, however occurring, or for any damage to Tenant’s property by the janitor or any other employee or any other person.

5.	Keys. Landlord will furnish Tenant, free of charge, with two keys for each lock in the Premises. Landlord may make a reasonable charge for any additional keys. Tenant, upon the termination of its tenancy, shall deliver to Landlord the keys of all doors which have been furnished to Tenant, and in the event of loss of any keys so furnished, shall pay Landlord therefor.

6.	Alarms. If Tenant requires telephonic, burglar alarm or similar services, it shall first obtain Landlord’s approval thereof, which shall not be unreasonably withheld by Landlord, and Tenant shall comply with all of Landlord’s instructions in their installation.

7.	Freight Elevator. Any freight elevator shall be available for use by all occupants of the Project, subject to such reasonable scheduling as Landlord in its discretion shall deem appropriate. No equipment, materials, furniture, packages, supplies, merchandise or other property will be received in the Project or carried in the elevators except between such hours and in such elevators as may be designated by Landlord.

8.	Floor Loading. Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot, which such floor was designed to carry and which is allowed by law. Landlord and Landlord’s consultant, the cost of which consultant shall be borne by Tenant, shall have the right to prescribe the weight, size and position of all equipment, materials, furniture or other property brought into the Project. Heavy objects, if such objects are considered necessary by Tenant, shall stand on such platforms as determined by Landlord or its consultant to be necessary to properly distribute the weight. Business machines and mechanical equipment belonging to Tenant which cause noise or vibration that may be transmitted to the structure of the Project or to any space therein to such a degree as to be objectionable to Landlord or to any other occupant of the Project, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration. The persons employed to move such equipment in or out of the Project must be approved by Landlord. Landlord will not be responsible for loss of, or damage to, any such equipment or other property from any cause, and all damage done to the Project by maintaining or moving such equipment or other property shall be repaired at the expense of Tenant. If Tenant fails to repair in an expeditious manner any and all damage caused, then Landlord may (but shall not be obligated to) contract for the performance of the repair work, which work shall be billed to Tenant and shall be payable by Tenant to Landlord as Additional Rent within 10 days after Tenant’s receipt of the billing.

9.	Flammable; Toxic Material. Tenant shall not use or keep in the Premises any kerosene, gasoline or inflammable or combustible fluid or material except in those limited quantities necessary for the operation or maintenance of office equipment, and then only in such a manner as to ensure the safety of the Premises. Tenant shall not use or permit to be used in the Premises any foul or noxious gas or substance, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupant of the Project by reason of noise, odors or vibrations, nor shall Tenant bring into or keep in or about the Premises any birds or animals, except seeing-eye dogs when accompanied by their masters.

10.	Supplemental HVAC. Tenant shall not use any method of heating or air conditioning other than that supplied or approved in writing by Landlord.

11.

Wastage. Tenant shall not waste electricity, water, air conditioning or other utilities or supplies furnished to the Premises, and Tenant agrees to cooperate fully with Landlord to assure the most effective operation of the Project’s heating, air conditioning and other utility distribution systems, and to comply with any governmental energy-saving rules, laws or regulations of which Tenant has actual notice. Tenant shall refrain from attempting to adjust controls other than room thermostats installed in the Premises and intended for Tenant’s use. Tenant shall keep corridor doors closed, and shall close window coverings at the end of each business day. Heat and air conditioning shall be provided during ordinary business hours of generally recognized business days, but not less than the hours of 8:00 a.m. to 6:00 p.m. on Monday through Friday (excluding in any event weekends and holidays, it being understood that holidays shall mean and refer to those holidays of which Landlord provides Tenant with reasonable prior written notice which shall in any event include, without limitation, state and federal holidays and those holidays on which the New York Stock Exchange is closed).

12.	Exclusion of Persons. Landlord reserves the right to exclude from the Project (other than from retail tenants’ premises which are open for business) between the hours of 6:00 p.m. any day and 8:00 a.m. the following day, or such other hours as may be established from time to time by Landlord, and on Saturdays, Sundays and legal holidays, any person unless that person is known to the person or employee in charge of the Project, or has a valid pass and is properly identified. Tenant shall be responsible for all persons for whom it requests passes and shall be liable to Landlord for acts of such persons. Landlord shall not be liable for damages for any error with regard to the admission to or exclusion from the Project of any person. Landlord reserves the right to prevent access to the Project in case of invasion, mob, riot, public excitement or other commotion by closing the doors or by other appropriate action. Landlord reserves the right to exclude or expel from the Project any person who, in Landlord’s judgment, is intoxicated, or under the influence of liquor or drugs, or who is in violation of any of the Rules and Regulations.

13.	Tenant Security. Tenant shall close and lock the doors of the Premises and entirely shut off all water faucets or other water apparatus, and, except with regard to Tenant’s computers and other equipment which require utilities on a 24-hour basis, all electricity, gas or air outlets before Tenant and its employees leave the Premises each day. Tenant shall be responsible for any damage or injuries sustained by other occupants of the Project or by Landlord for noncompliance with this rule. Tenant assumes any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.

14.	Extra Services. Office tenants shall not obtain for use on the Premises ice, drinking water, food, beverage, towel or other similar services, nor accept barbering or bootblacking services upon the Premises, except at such hours and under such regulations as may be fixed by Landlord.

15.	Lavatories. The toilet rooms, toilets, urinals, wash basins and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by Tenant if and to the extent caused by Tenant or its employees or invitees.

16.	No Sales. Except as specifically permitted in the Basic Lease Provisions, Tenant shall not sell, or permit the sale of newspapers, magazines, periodicals, theater tickets or any other goods or merchandise to the general public from the Premises. Tenant shall not make any room-to-room or public area solicitation of business from other occupants of the Project or their employees or guests. Tenant shall not use the Premises for any business or activity other than that specifically provided in Tenant’s Lease.

17.	Damage. Tenant shall not mark, drive nails, screw or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof, except to install decorative wall hangings.

Landlord reserves the right to direct electricians as to where and how telephone, telegraph, telecommunication and computer wires are to be introduced to the Premises. Tenant shall not cut or bore holes for wires. Tenant shall not affix any floor covering to the floor of the Premises in any manner except as approved by Landlord. Tenant shall repair any damage resulting from noncompliance with this rule. If Tenant fails to repair in an expeditious manner any and all damage caused, then Landlord may (but shall not be obligated to) contract for the performance of the repair work, which work shall be billed to Tenant and shall be payable by Tenant to Landlord as additional rent within 10 days after Tenant’s receipt of the billing.

18.	Vending Machines. Tenant shall not install, maintain or operate upon the Premises any vending machine without the written consent of Landlord.

19.	Refuse. Tenant shall store all its trash and garbage within its Premises. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal shall be made in accordance with directions issued from time to time by Landlord.

20.	Storage. Except as specifically permitted in the Basic Lease Provisions, the Premises shall not be used for the storage of merchandise held for sale to the general public, nor for lodging, nor for manufacturing of any kind, nor shall the Premises be used for any improper, immoral or objectionable purpose. Other than restaurants, no cooking shall be done or permitted by Tenant in the Premises, except that use by Tenant of Underwriters’ Laboratory-approved equipment for brewing coffee, tea, hot chocolate and similar beverages shall be permitted, and the use of a microwave oven shall be permitted, so long as such equipment and use is in accordance with all recommendations of the manufacturer thereof and all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.

21.	No Blockage. Tenant shall not use in any space or in the public halls of the Project any mail carts or hand trucks except those equipped with rubber tires and side guards or such other material handling equipment as Landlord may approve.

22.	Safety Compliance. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord and any governmental agency.

23.	Landlord Response. The requirements of Tenant will be attended to only upon appropriate application to the office of the Project by an authorized individual. Employees of Landlord shall not be required to perform any work or do anything outside of their regular duties unless under special instructions from Landlord, and no employee of Landlord shall be required to admit any person (Tenant or otherwise) to any office without specific instructions from Landlord.

EXHIBIT E

FORM OF ESTOPPEL CERTIFICATE

[Letterhead of Tenant]

Date:             , 200

To:	[Insert Name and Addresses) of Recipient(s)]

Re:	Center 21, Suite , Oakland, California

Ladies and Gentlemen:

The undersigned (“Tenant”) certifies to CIM/Oakland Center 21, LP, as owner and landlord, and                     , as [lender/purchaser], as of the date hereof as follows:

1. It is the tenant under the lease described on Exhibit “A” hereto (the “Lease”), for                     , as described in the Lease (the “Leased Premises”) at CENTER 21 Street, Oakland, California (the “Project”). All capitalized terms not otherwise defined herein shall have the meanings provided in the Lease.

2. The Lease is in full force and effect. The Lease has not been amended, modified or supplemented except as set forth on Exhibit “A” hereto. There are no other agreements or understandings, whether written or oral, between Tenant and Landlord with respect to the Lease, the Leased Premises or the Project.

3. Tenant has accepted possession of and occupies the entire Leased Premises under the Lease. The term of the Lease commenced on                     , and expires on                     , subject to the renewal options set forth in Section 1.6 of the Addendum to the Lease.

4. The amount of the security deposit is $        .

5. To the best of Tenant’s knowledge, both Tenant and Landlord have performed all of their respective obligations under the Lease and Tenant has no knowledge of any event which with the giving of notice, the passage of time or both would constitute a default by Landlord under the Lease.

6. Tenant has no claim against Landlord and no offset or defense to enforcement of any of the terms of the Lease. Tenant has not advanced any funds for or on behalf of Landlord for which Tenant has a right to deduct from or offset against future rent payments.

7. All improvements required to be completed as of the date hereof by Landlord have been completed and there are no sums due to Tenant from Landlord. Landlord has not agreed to grant Tenant any free rent or rent rebate or to make any contribution to tenant improvements, except as expressly set forth in the Lease. Landlord has not agreed to reimburse Tenant for or to pay Tenant’s rent obligation under any other lease.

8. Tenant has not assigned the Lease and has not subleased the Leased Premises or any part thereof.

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9. Tenant has no right or option pursuant to the Lease or otherwise to purchase all or any part of the Leased Premises or the Project.

10. Attached hereto as Exhibit “B” is a true copy of the Lease and all amendment, modifications and supplements thereto.

The undersigned individual hereby certifies that he or she is duly authorized to sign, acknowledge and deliver this letter on behalf of Tenant.

Tenant acknowledges that the addresses and their successors and assigns will rely on this letter in [making a loan or otherwise extending credit to/purchasing the Project from] Landlord. The information contained in this letter shall be for your benefit and for the benefit of your successors and assigns.

Very truly yours,

By:

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EXHIBIT F

FORM OF LETTER OF CREDIT

Ladies and Gentlemen:

(a) We hereby establish in your favor, for the account of                     , a                      (“Applicant”), our Irrevocable Letter of Credit and authorize you to draw on us at sight the aggregate amount of              Thousand Dollars ($        ,000.00) (“Stated Amount”).

(b) Funds under this Letter of Credit are available to                     , a                      (the “Beneficiary”) as follows:

(c) Any and all of the sums hereunder may be drawn down at any time and from time to time from and after the date hereof by Beneficiary when accompanied by this Letter of Credit and a written certification signed by an authorized signatory of Beneficiary certifying that such sums are due and owing to Beneficiary pursuant to that certain Standard Office Lease dated             , 200   (“Lease”) by and between Beneficiary, as Landlord, and Applicant, as Tenant, together with a certification by any such individual representing that such individual is authorized by Beneficiary to take such action on behalf of Beneficiary. The sums drawn by Beneficiary under this Letter of Credit shall be payable upon demand without necessity of notice to the Applicant. Partial drawings shall be permitted.

(d) Subject to our receipt of a written authorization signed by an authorized signatory of Beneficiary, the Stated Amount of this Letter of Credit shall be reduced to the following amounts at the following times:

Date	Stated Amount
, 200	$
, 200	$

This Letter of Credit is transferable in its entirety. Should a transfer be desired, such transfer will be subject to the return to us of this Letter of Credit, together with written instructions.

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(e) The amount of each draft must be endorsed on the reverse hereof by the negotiating bank. We hereby agree that this Letter of Credit shall be duly honored upon presentation and delivery of the certification specified above.

(f) This Letter of Credit shall expire on             , 200  .

(g) Notwithstanding the above expiration of this Letter of Credit, the term of this Letter of Credit shall be automatically renewed for successive, additional one (1) year periods unless, at least thirty (30) days prior to any such date of expiration, the undersigned shall give written notice to Beneficiary, by certified mail, return receipt requested and at the address set forth above or at such other address as may be given to the undersigned by Beneficiary, that this Letter of Credit will not be renewed.

(h) This Letter of Credit is governed by the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication 500.

Very truly yours,

(Name of Issuing Bank)

By:

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ADDENDUM TO

CENTER 21

OFFICE LEASE

BETWEEN

PANDORA MEDIA, INC., AS TENANT

AND

CIM/OAKLAND CENTER 21, LP, AS LANDLORD

Dated: as of July 23, 2009

The terms of this Addendum shall supplement, amend and, to the extent in conflict with the provisions of the Lease, supersede the above-referenced Lease, to which this Addendum is attached. The paragraph numbers set forth below generally correspond to the related paragraph in the Lease, but shall not affect or limit the meaning of the particular Addendum provision.

1.10 Permitted Use. Subject to all necessary approvals by any applicable governmental agencies, and provided that the·same does not unreasonably interfere with the use of the Project by any other tenants or occupant therein, Tenant shall be permitted to use, for the benefit of Tenant’s business, a portion of the Premises from time to time for on-site live musical performances (“Live Performances”). Such Live Performances shall be tailored to the specific nature of the Project as a high rise office building. The right herein granted is expressly limited in its scope, and does not in any manner suggest that Tenant be permitted to allow concerts or night-club type arrangements in the Premises. Live Performances shall be strictly subject to the Rules and Regulations of the Project and shall be subject to Landlord’s prior written consent, in Landlord’s sole and absolute discretion. If special accommodations are required to be made to the Premises to ensure the Live Performances do not constitute a nuisance (which may include sound insulating construction as designed by a Landlord approved acoustician that limits noise and vibration emanating from the Premises), Tenant shall be responsible, at Tenant’s sole cost, for such improvements as a Tenant Alteration.

1.13 Parking. Landlord shall make available for use by Tenant up to the number of parking spaces set forth in Article I in the Underground Parking Garage and the Parking Structure, and Tenant will observe all rules and regulations as may be promulgated therefor. Tenant shall pay for the use of such Parking Spaces at the rate established by Landlord from time-to-time, as Additional Rent. Currently, the parking rate for the Underground Parking Garage is $230 per month per unreserved space, and the parking rate for the Parking Structure is $140 per month per unreserved space. At Landlord’s option, Tenant shall pay the monthly fees for the Parking Spaces to Landlord (in which case such fees shall be due together with Tenant’s payments of Base Rent) or directly to the operator of the Parking Facility. In the event Tenant has not rented the total number of allotted parking stalls on or before the sixth (6th) month after the Rent Commencement Date, Tenant shall have no ongoing right to rent such stalls and Landlord shall not be obligated to provide any additional parking stalls except and to the extent then available on a month-to-month basis. Except at the direction of Landlord, or with the prior written consent of Landlord (which consent Landlord may withhold or withdraw in its sole discretion), Tenant and any subtenant of the Premises (and their respective employees and contractors) shall not contract with any third party for the use of parking spaces within the Parking Facilities.

3.3.4 Audit Right. Tenant shall have the one time annual right to review and/or audit Landlord’s books and records regarding Operating Costs at Landlord’s offices during normal business hours on ten (l0) business days’ prior notice given within three months after Tenant’s receipt of the Annual Statement (the “Review Period”). Any audit shall be conducted by a regionally recognized auditor reasonably approved by Landlord (“Tenant’s Auditor”) which, along with Tenant, agrees to be bound by a confidentiality agreement in form proposed by Landlord, on a noncontingent fee basis, and must be completed and

Addendum - 1

submitted to Landlord within sixty (60) days after Tenant begins the audit. Tenant shall have no right to contest, review or audit such statement if it fails to give such written notice during the Review Period. Landlord may elect to contest the conclusion of Tenant’s Auditor by giving a written contest notice (the “Contest Notice”) to Tenant within sixty (60) days after receipt of the audit, such Contest Notice containing the name of a firm of certified public accountants appointed by Landlord (“Landlord’s CPA”). Landlord’s CPA and Tenant’s Auditor shall meet and confer within 30 days after the Contest Notice is given in an attempt to agree on any disputed items. If Landlord’s CPA and Tenant’s Auditor are unable to agree on all disputed items within 45 days after the Contest Notice, then each of Landlord’s CPA and Tenant’s Auditor shall propose and deliver to each other in writing an amount to be paid by Tenant to Landlord or Landlord to Tenant relating to the Operating Costs being audited. Tenant’s Auditor and Landlord’s CPA shall agree on a third CPA experienced in real estate accounting unaffiliated with Landlord, Tenant and their respective CPA’s and/or auditors and who has not worked for Landlord, Tenant or their respective CPA’s in the last ten (10) years. Such third CPA (the “Deciding CPA”) shall meet for one day or less with Landlord’s CPA and Tenant’s Auditor within 15 days after the appointment of such Deciding CPA, and at the end of such meeting the Deciding CPA shall choose in writing either Tenant’s Auditor’s proposal or Landlord’s CPA’s proposal, and such decision shall be final, binding and nonappealable. Landlord shall pay for Landlord’s CPA, Tenant shall pay for Tenant’s Auditor and the cost of the Deciding CPA shall be divided equally among the parties. No books and records may be removed from Landlord’s office. Notwithstanding the foregoing, if it is determined that Operating Costs reflected in Landlord’s Statement have been overstated by five percent (5%) or more, than Landlord shall pay for the reasonable cost of Tenant’s Auditor and the Deciding CPA.

46.28 Exclusions from Operating Costs. Notwithstanding anything to the contrary in the definition of Operating Costs in the Lease, Operating Costs shall not include the following, except to the extent specifically permitted by a specific exception to the following:

(i) Any ground lease rental;

(ii) Costs of items considered capital repairs, replacements, improvements and equipment under generally accepted accounting principles consistently applied (“Capital Items”), except for the Permitted Capital Items (as defined in Section 44, number 24);

(iii) Rentals for items (except when needed in connection with normal repairs and maintenance of permanent systems) which if purchased, rather than rented, would constitute a capital improvement which is specifically excluded in (ii) above (excluding, however, equipment not affixed to the Building which is used in providing janitorial or similar services);

(iv) Costs incurred by Landlord, to the extent that Landlord is reimbursed by insurance or condemnation proceeds;

(v) Costs, including permit, license and inspection costs, incurred with respect to the installation of tenant or other occupants’ improvements in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building;

(vi) Depreciation, amortization and interest payments, except on materials, tools, supplies and equipment purchased by Landlord where each of the following conditions are met:

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(1) The same is purchased by Landlord to enable Landlord to supply services that Landlord is required to provide to Tenant under the terms of this Lease;

(2) Landlord might otherwise contract for such services with a third party under conditions where such depreciation, amortization and interest payments would likely have been included in the charge for such third party’s services; and

(3) The item is amortized over the applicable useful life;

all as determined in accordance with generally accepted accounting principles, consistently applied.

(vii) Marketing costs including, without limitation, leasing commissions, attorneys’ fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments. space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Project;

(viii) Expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly, but which are provided to another tenant or occupant of the Project;

(ix) Expenses in connection with utilities, services and/or other benefits which arc provided to Tenant or another tenant or occupant of the Building to the extent Tenant or such other tenant or occupant reimburses Landlord for such utilities, services and/or benefits;

(x) Attorneys’ fees and other costs incurred by Landlord in litigating or otherwise resolving any dispute with another tenant of the Building over any alleged violation by Landlord or any tenant of the Building of the terms and conditions of any lease to which it is a party and covering space in the Building;

(xi) Overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Building to the extent the same exceeds the costs of such goods and/or services of equal quality rendered by unaffiliated third parties on a competitive basis;

(xii) Interest, principal, points and fees on debts or amortization on any mortgage or mortgages or any other debt instrument encumbering the Project;

(xiii) Rentals and other related expenses incurred in leasing HVAC systems, elevators or other equipment ordinarily considered to be Capital Items, except for any of the following: (1) expenses in connection with making repairs on or keeping Building Systems in operation while repairs are being made; (2) costs of equipment not affixed to the Building which is used in providing janitorial or similar services; and (3) to the extent permitted in (ii) above;

(xiii) Tax penalties or interest incurred as a result of Landlord’s negligence, inability or unwillingness to make payments and/or to file any tax or informational returns when due;

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(xiv) Costs arising from Landlord’s charitable or political contributions;

(xv) Costs (including in connection therewith all attorneys’ fees and costs of settlement judgments and payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims litigation or arbitration pertaining to Landlord and/or Landlord’s interest in or title to the Project; and

(xvi) Costs associated with the operation of the business of the partnership or entity which constitutes Landlord as the same are distinguished from the costs of operation of the Project, including partnership accounting and legal matters; costs of defending any lawsuits with any mortgagee; costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Project; costs of any disputes between Landlord and its employees (if any) not engaged in Project operation; costs associated with disputes of Landlord with Project management.

Landlord further agrees that it will not collect or be entitled to collect Operating Costs from all tenants in the Building in an amount which is in excess of one hundred percent (100%) of the Operating Costs actually paid by Landlord in connection with the operation of the Building. If Landlord eliminates from Operating Costs for any year any particular type of insurance included in Operating Costs for the Base Year, or if Landlord modifies the level of insurance coverage during any later year from that carried during the Base Year, then Landlord shall adjust the amount of any insurance premium included in Operating Costs for the Base Year to equal that amount which Landlord reasonably estimates it would have incurred had Landlord maintained similar types and levels of insurance during the Base Year as maintained by Landlord during such later year.

48. Right of First Offer.

48.1 In the event that Landlord from time to time intends to accept an offer (a “Lease Offer”) to lease any of the available space on the sixteenth (16th) floor of the Building, and provided Tenant is not in breach of any provision of this Lease past any express and applicable cure period, Tenant shall have the right to lease all, but not less than all of space that is the subject of the Lease Offer (the “Available Space”) on the terms and conditions set forth in this Section 48.

48.2 Following Landlord’s receipt and approval of a Lease Offer, Landlord shall give Tenant written notice (an “Availability Notice”) of the availability and size of such Available Space for lease and the monthly base rent and other economic terms and conditions (collectively, the “Economic Terms”) based on prevailing market conditions upon which Landlord was willing to lease the space covered by the Lease Offer.

48.3 Within ten (10) days after receipt of the Landlord’s Availability Notice, Tenant must give Landlord written notice pursuant to which Tenant shall elect to either: (i) lease all and not less than all of the Available Space identified by Landlord upon such Economic Terms; or (ii) refuse to lease the Available Space, in which event Landlord may thereafter lease the space covered by the Lease Offer to any party upon any terms Landlord deems appropriate. Tenant’s failure to timely choose either clause (i) or clause (ii) above will be deemed to be Tenant’s choice of clause (ii) above.

48.4 If Tenant timely elects to lease the Available Space, then the Available Space shall be included in the Premises for the remaining balance of the Term and shall be leased to Tenant pursuant to the provisions of this Lease, with the following exceptions: (a) the base rent and other economic terms and conditions for the Available Space shall be the base rent and other Economic Terms set forth in the Lease Offer, except that the term shall be coterminous with the Term under the Lease; (b)

Addendum - 4

Tenant’s Proportionate Share shall be increased appropriately to reflect the addition of the Available Space to the Premises; and (c) the Term as to the Available Space shall commence upon the date Landlord shall have delivered the Available Space to Tenant. Promptly after Tenant’s exercise of its rights under this Section, the parties shall agree upon and execute an amendment (in form and substance reasonably satisfactory to Landlord and Tenant) to this Lease memorializing the terms and conditions upon which the Available Space in question shall be added to the Premises.

48.5 If Tenant is in Default under the Lease in any calendar year during the Lease Term, Tenant’s rights under this Section 48 shall terminate and be of no further force and effect. This right is personal to the originally named Tenant and may not be assigned.

49. Abatement of Rent. In the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof, as a result of (i) any repair, maintenance or alteration to the Common Areas or other portions of the Building performed by Landlord (unless the same is required due to the negligence or willful misconduct of Tenant or any of Tenant’s Employees) which interferes with Tenant’s ability to operate its business from the Premises, (ii) the unavailability of any utility to the Premises where such unavailability is principally due to the gross negligence or willful misconduct of Landlord or Landlord’s Employees, or (iii) the presence of Hazardous Materials on or about the Project not caused by the acts or omissions of Tenant or Tenant’s Employees (any such set of circumstances as set forth in items (i), through (iii), above, to be known as an “Abatement Event”), Then Tenant shall give Landlord prompt notice of such Abatement Event, and if such Abatement Event continues for five (5) consecutive days after the commencement of such Abatement Event or the same Abatement Event occurs ten (10) or more nonconsecutive days in any twelve month period (the “Eligibility Period”), then the Base Rent and recurrent Additional Rent shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises, or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use (“Unusable Area”), bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, the Unusable Area for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Base Rent and recurrent Additional Rent for the entire Premises shall be abated for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant reoccupies any portion of the Premises during such period, the Rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. Such right to abate Base Rent and recurrent Additional Rent shall be Tenant’s sole and exclusive remedy at law or in equity for an Abatement Event.

“Tenant”: PANDORA MEDIA, INC., a California corporation

By:	/s/ Etienne Handman
Name: Etienne Handman
Title: Chief Operating Officer

Addendum - 5

“Landlord”:

CIM/OAKLAND CENTER 21, LP, a Delaware limited partnership

By:	CIM/Oakland Office Properties GP, LLC, its general partner

	By:	/s/ Avraham Shemesh
Avraham Shemesh Treasurer

Addendum - 6

Tenant:	Pandora Media, Inc.
Premises:	Suite 1650
Square Footage:	14,644
Suite Number:	1650

CONFIRMATION OF LEASE TERM

THIS MEMORANDUM is made as of October 22, 2009, between CIM/OAKLAND CENTER 21, LP (“Landlord”) and Pandora Media, Inc., (“Tenant”), who entered into a lease dated for reference purposes as of July 23, 2009, covering certain premises located at Center Twenty One, located at 2101 Webster Street and 2100 Franklin Street, Oakland, California. All capitalized terms, if not defined herein, shall be defined as they are defined in this Lease.

1. The Parties to this Memorandum hereby agree that the date of October 1, 2009 is the “Commencement Date” of the Term, and the date September 30. 2014 is the scheduled expiration date of this Lease (the “Expiration Date”).

2. Tenant hereby confirms the following:

(a) That it has accepted possession of the Premises pursuant to the terms of the Lease;

(b) That all improvements required to be furnished according to the Lease by Landlord, if any have been Substantially Completed;

(c) That Landlord has fulfilled all of its duties of an inducement nature or are otherwise set forth in the Lease;

(d) That there is no default by Landlord or Tenant under the Lease and the Lease is in full force and effect.

3. Landlord hereby confirms to Tenant that Tenant’s Proportionate Share is 2.12% as it relates to the Project.

4. Landlord hereby confirms to Tenant that the Base Rent schedule is as follows:

Date	Annual Rent	Monthly Rent	Monthly PSF Rent
10/1/09 – 9/30/10	$465,679.20	$38,806.60	$2.65

10/1/10 – 9/30/11	$474,465.60	$39,538.80	$2.70

10/1/11 – 9/30/12	$485,009.28	$40,417.44	$2.76

10/1/12 – 9/30/13	$493,795.68	$41,149.64	$2.81

10/1/13 – 9/30/14	$507,853.92	$42,321.16	$2.89

5. Landlord hereby confirms to Tenant that Tenant’s obligation to pay Monthly Rent for the first three (3) full months of each of the first three (3) years of the initial Term will be abated. During such abatement period, Tenant shall still be responsible for the payment of all its other monetary obligations under the Lease.

6. This Memorandum, each and all of the provisions hereof, shall inure to the benefit, or bind, as the case may require the parties hereto, and their respective successors and assigns, subject to the restrictions upon assignment and subletting contained in the Lease.

LANDLORD:

CIM/OAKLAND CENTER 21, LP a Delaware limited partnership

By:	CIM/OAKLAND OFFICE PROPERTIES GP LLC
Its:	General Partner

By:	/s/ Chris Donohoe
Name:	Chris Donohoe
Its:	Vice President

TENANT:

PANDORA MEDIA, INC., a California corporation

By:	/s/ Etienne Handman
Name:	Etienne Handman
Its:	COO